As filed with the Securities and Exchange Commission on May 2, 2011

Registration Statement No. 333-172778

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 3 to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Arbolada Capital Management Company

(Exact Name of Registrant as Specified in Its Governing Instruments)

Arbolada Capital Management Company

865 South Figueroa Street, Ste. 1800

Los Angeles, California 90017

(213) 244-0000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. Cahill, Esq.

c/o TCW Investment Management Company

865 South Figueroa Street, Ste. 1800

Los Angeles, California 90017

(213) 244-0000

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Jay L. Bernstein, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed or supplemented. The securities described in this preliminary prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, Dated May 2, 2011

Preliminary Prospectus

                 Shares

Common Stock

Arbolada Capital Management Company is a newly-organized Delaware corporation formed to invest in, finance and manage residential mortgage-backed securities, including single-family residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, and residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We will be externally managed and advised by Arbolada Management LLC, an indirect subsidiary of The TCW Group, Inc., which provides a variety of trust, investment management and investment advisory services. Arbolada Management LLC will draw upon the expertise of The TCW Group, Inc.’s fixed income investment professionals, including members of its mortgage investment team.

This is our initial public offering. We are offering a total of                  shares of our common stock in this offering. We expect the initial public offering price of our common stock to be $         per share. Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “ARBO.”

Concurrently with the completion of this offering, TCW Capital Investment Corporation, a subsidiary of The TCW Group, Inc., and certain employees of The TCW Group, Inc. and its subsidiaries will purchase an aggregate of $       million of our common stock at the initial public offering price per share (or              shares) in a private placement, resulting in their aggregate ownership of approximately     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters exercise the over-allotment option described below in full).

We will elect to be taxed, and intend to qualify, as a real estate investment trust for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2011. Shares of our common stock are subject to ownership limitations that are intended, among other things, to assist us in qualifying and maintaining our qualification as a real estate investment trust. Our amended and restated certificate of incorporation contains certain restrictions relating to the ownership and transfer of our common or capital stock, including a 9.8% ownership limit. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 18 of this prospectus for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional                  shares of our common stock at the initial public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

The underwriters expect to deliver shares to purchasers on or about     , 2011.

Joint Bookrunners

Deutsche Bank Securities          Barclays Capital           Credit Suisse

Co-Managers
JMP Securities	RBC Capital Markets	Cantor Fitzgerald & Co.	Guggenheim Securities

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We and the underwriters have not authorized anyone to provide you with information that is different from or additional to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used in jurisdictions where it is legal to sell our common stock. The information in this prospectus may only be accurate on the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus in that jurisdiction.

Dealer Prospectus Delivery Requirement

Until                     , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights key aspects of this offering. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus before investing in our common stock. Except where the context suggests otherwise, in this prospectus the terms “we,” “us,” “our” and “the Company” refer to Arbolada Capital Management Company, a newly-organized Delaware corporation, together with its subsidiaries, “our Manager” refers to Arbolada Management LLC, a newly-formed Delaware limited liability company, “TCW” refers to The TCW Group, Inc. and its subsidiaries, “TIMCO” refers to TCW Investment Management Company, and “GAAP” refers to accounting principles generally accepted in the United States. Unless indicated otherwise, the information in this prospectus assumes (i) that                  shares of our common stock will be sold in this offering at $         per share, (ii) completion of the concurrent private placement to TCW Capital Investment Corporation and certain employees of TCW of an aggregate of $     million of our common stock and (iii) no exercise by the underwriters of their option to purchase up to an additional                shares of our common stock solely to cover over-allotments, if any.

Our Company

We are a newly-organized Delaware corporation formed to invest in, finance and manage residential mortgage-backed securities, or RMBS. Our principal objective will be to generate net income that will be distributed to our stockholders through regular quarterly dividends from our net interest income, which is the spread between the interest income earned on our investment portfolio and the interest cost of our borrowings and hedging activities. We intend to fund our investments primarily through short-term borrowings structured as repurchase agreements.

The securities in which we intend to invest include single-family residential mortgage pass-through securities and collateralized mortgage obligations, or CMOs, for which the principal and interest payments are guaranteed by a U.S. Government agency such as the Government National Mortgage Association, or GNMA, or a U.S. Government-sponsored entity, or GSE, such as the Federal National Mortgage Association, or FNMA, and the Federal Home Loan Mortgage Corporation, or FHLMC. We refer to these types of securities as agency securities. In addition, we may acquire RMBS that are not guaranteed by a U.S. Government agency or entity sponsored by the U.S. Government, which we refer to as non-agency securities. The agency securities and non-agency securities that we acquire will represent interests in or be collateralized by adjustable rate mortgage loans, or ARMs, fixed rate mortgage loans, or FRMs, or hybrid adjustable rate mortgage loans, or hybrid ARMs. We refer to the specific agency securities and non-agency securities in which we will invest collectively as our investment portfolio. We also intend to employ interest rate derivatives to seek to mitigate the effects of changes in interest rates.

We will commence operations upon completion of this offering and the concurrent private placement. We intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending December 31, 2011. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to conduct our operations so that neither we are nor any of our subsidiaries is required to register as an investment company under the Investment Company Act of 1940, or the Investment Company Act.

Our Manager and TCW

We will be externally managed and advised by Arbolada Management LLC, or our Manager, pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors.

The managing member of our Manager is TCW Investment Management Company, or TIMCO, an investment adviser registered with the U.S. Securities and Exchange Commission, or SEC, under the Investment Advisers Act of 1940. TIMCO is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation, which, together with its subsidiaries, we refer to as TCW. The TCW Group, Inc. is an indirect subsidiary of Société Générale, S.A. through its direct parent, Société Générale Asset Management, S.A. TCW was established in 1971 and provides a variety of trust, investment management and investment advisory services. As of March 31, 2011, TCW had more than $120 billion of assets under management or committed for management, including approximately $27 billion of RMBS.

TCW serves approximately 1,300 institutional and private clients and over 900,000 retail clients and, as of March 31, 2011, TCW employed approximately 590 individuals, including approximately 147 investment professionals. TCW is based in Los Angeles and has an additional office in New York. TCW’s primary business is the provision of investment management services and its investment activities are divided into five major investment sectors: (i) U.S. fixed income, including mortgage-backed and asset-backed securities; (ii) U.S. large, medium and small capitalization equities; (iii) emerging markets and international debt strategies; (iv) international private equity investment funds, and (v) alternative strategies, including real estate, energy and infrastructure funds.

In February 2010, TCW acquired Metropolitan West Asset Management LLC, or MetWest, a nationally recognized fixed income investment management firm with approximately $30 billion in assets under management at the time of the acquisition. Key MetWest investment professionals assumed portfolio management responsibilities for all of TCW’s high-grade fixed income client accounts in addition to MetWest’s existing fixed income portfolios and strategies. TCW’s acquisition of MetWest provided TCW clients with access to a broader suite of fixed income products and enhanced TCW’s ability to collaborate with its clients in addressing their investment needs.

TCW has implemented an institutionalized approach to its global asset management business through exceptional management supported by a comprehensive organizational infrastructure. Because neither we nor our Manager will have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO, pursuant to which our Manager will have access to TCW’s infrastructure, including its compliance, corporate finance, fixed income operations, information systems, legal, executive management and risk management functions in addition to its mortgage investment team and related trading desk. Members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers. We believe that the ability of our Manager to rely on TCW’s infrastructure will allow our Manager to dedicate its time to managing our investment portfolio on our behalf so that we may fully take advantage of opportunities in the RMBS market.

Concurrently with the completion of this offering, TCW Capital Investment Corporation and certain employees of TCW will purchase an aggregate of $         million of our common stock at the initial public offering price per share (or              shares) in a private placement, resulting in their aggregate ownership of approximately         % of our outstanding common stock upon completion of this offering and the concurrent private placement (or         % if the underwriters exercise the over-allotment option in full). We, TCW Capital Investment Corporation, our Manager, each of the employees of TCW who will purchase common stock in the concurrent private placement and each of our directors and executive officers have severally agreed that, for a period of 180 days after the date of this prospectus, they or we will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our common stock, subject to exceptions and extensions in certain circumstances.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•

Experienced Mortgage Investment Team.    The members of our Manager’s investment committee have an average of 23 years of experience in fixed income asset management, and each has worked for TCW since, at the latest, December 2009. As of March 31, 2011, TCW’s mortgage investment team managed approximately $27 billion of RMBS and we expect that our Manager will be able to leverage the extensive resources of TCW on our behalf. We will also benefit from the presence of TCW’s experienced portfolio managers on our Manager’s investment committee. We expect TCW’s experienced investment team to be a differentiating competitive advantage relative to our competitors.

•

Rigorous Investment Processes.    We intend to employ rigorous analysis with respect to our investments. Our disciplined asset selection process uses a top-down analysis, including regional and local property trends, local employment conditions, national loan modification initiatives and differentiating mortgage servicer methods, and a bottom-up deal analysis, including detailed collateral analysis, in-depth structural analysis and ongoing surveillance of investments, strategies and trends, and a particular focus on negative home equity. Our proprietary systems will allow us to understand the risks and opportunities of mortgage-backed securities that we purchase. These systems include default, prepayment and loss severity models that our Manager runs monthly on approximately 65,000 RMBS. We believe that our Manager’s rigorous investment processes provide us with a competitive advantage.

•

Access to an Established Asset Manager with an Extensive Infrastructure.    Our Manager is an affiliate of TCW and will receive administrative services from one of its principal operating companies, TIMCO. Our Manager will have access to TCW’s infrastructure, including its compliance, corporate finance, fixed income operations, information systems, legal, executive management and risk management functions in addition to its mortgage investment team and related trading desk. Over the years, TCW has developed comprehensive financial monitoring and risk management policies and procedures, which we believe will be beneficial to us. We also expect TCW’s extensive relationships with a significant number of RMBS dealers, servicers and investors to provide us with an extensive network from which to source investment opportunities.

•

Flexible Investment Strategy.    Our investment strategy seeks to optimize our risk-adjusted returns by creating an investment portfolio invested in RMBS in multiple sectors, consisting of both agency securities and non-agency securities. Our investments in agency securities will mitigate credit risk in our investment portfolio due to the guarantee of principal and interest payments by a U.S. Government agency or GSE.

•

Alignment of Interests.    TCW Capital Investment Corporation, a subsidiary of The TCW Group, Inc., and certain employees of TCW will purchase an aggregate of $         million of our common stock at the initial public offering price in a concurrent private placement, resulting in their aggregate ownership of approximately         % of our outstanding common stock upon completion of this offering and the concurrent private placement (or         % if the underwriters exercise the over-allotment option in full). We believe that the ownership of our common stock by TCW Capital Investment Corporation and certain employees of TCW upon completion of this offering and the concurrent private placement will align their and our interests.

Our Approach to Investing

We will use a multi-sector approach to investing in RMBS that diversifies our investment portfolio. A more diversified portfolio provides more stable asset valuations and net interest income over full interest rate cycles than would otherwise be achieved through a less diversified portfolio. We seek to invest in assets that have a variety of underlying loan characteristics, cash flow structures and coupons, including fixed coupons and floating rate coupons tied to a variety of indices. The leverage that we employ will be specific to each asset class and will be determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges.

Our Investment Strategy

Our investment strategy is to acquire RMBS and finance these purchases in the capital markets on a leveraged basis in an effort to provide an attractive return on stockholders’ equity. Through this strategy, we will seek to maximize risk-adjusted returns to our investors by generating net income that will be distributed to our stockholders through regular quarterly dividends in amounts to be determined by our Board of Directors. Our targeted investments include agency securities, for which the principal and interest payments are guaranteed by a U.S. Government agency such as GNMA or a GSE such as FNMA or FHLMC, and non-agency securities, for which the principal and interest payments are not guaranteed by a U.S. Government agency or a GSE. Based on current market conditions, we expect that our portfolio will consist of approximately 90% agency securities and approximately 10% non-agency securities within three to six months following the completion of this offering and the concurrent private placement. We intend to maintain such targeted investment allocation for the remainder of 2011, subject to market conditions and financing terms. We reserve the right to change our targeted investment allocation in the future. In addition, we intend to employ interest rate derivatives to hedge interest rate exposure on up to 100% of our liabilities.

Our target asset classes and the principal assets we propose to acquire in each are as follows:

Asset Classes	Principal Assets
Agency Securities	Single-Family Residential Mortgage Pass-Through Certificates. Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

Collateralized Mortgage Obligations. CMOs are securities that are structured from single-family residential pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates.

Asset Classes	Principal Assets

Non-Agency Securities	Non-agency securities consist of RMBS that are not guaranteed by a U.S. Government agency or a GSE. Like agency securities, non-agency securities represent interests in “pools” of mortgage loans secured by residential real property. The collateral for non-agency securities generally consists of residential mortgage loans that do not conform to the U.S. Government agency underwriting guidelines.

We intend to use interest rate derivatives to seek to mitigate the effects of changes in interest rates, which may include purchasing interest rate swaps, interest rate swaptions, interest cancelable swaps, interest rate caps, interest rate corridors, eurodollar futures contracts and options on such contracts, and other interest rate and non-interest rate derivatives, including, but not limited to, total return swaps.

The agency securities and non-agency securities that we acquire will represent interests in or be collateralized by ARMs, FRMs or hybrid ARMs. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. We intend to base our asset allocation decisions on various factors including, but not limited to, risk-adjusted expected returns, supply and demand, costs of hedging, the forward London Interbank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. Treasury Department, or the U.S. Treasury, and interest rate swap yield curves.

We intend to acquire assets that will enable us to be exempt from the definition of “investment company” under the Investment Company Act and to qualify as a REIT for U.S. federal income tax purposes.

Leverage Strategy

We intend to use leverage to increase potential returns to our stockholders. We will accomplish this by borrowing against existing mortgage-backed securities through repurchase agreements that we intend to enter into upon completion of this offering and the concurrent private placement, and using the proceeds to acquire additional mortgage-backed securities. We generally intend to borrow between four to twelve times the amount of our stockholders’ equity (calculated in accordance with GAAP), although there is no minimum or maximum leverage that our investment policies explicitly require. Based on current market conditions, we expect to reach our targeted leverage range within three to six months following the completion of this offering and the concurrent private placement. We may change our targeted leverage range and the timing thereof in response to market conditions and financing terms in the best interests of our stockholders. Depending on the different cost of borrowing funds at different maturities, we will vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We intend to enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally-recognized statistical rating organization.

The leverage that we employ will be specific to each asset class and will be determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class’s potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio’s overall leverage ratio is appropriate for the level of risk inherent in the investment portfolio, and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

Market Opportunity

We believe a compelling market opportunity exists in our target asset classes of agency securities and non-agency securities.

Agency Securities

The current economic and market outlook are shaped in a significant manner by the unprecedented level of fiscal and monetary stimulus that the U.S. Government and Federal Reserve Board provided in the aftermath of the 2008 credit crisis. The current interest rate environment is characterized by a steep yield curve with a current spread between two-year Treasury Notes and 30-year Treasury Bonds of nearly 4%. The Federal Reserve Board has maintained a near-zero bound for the Federal Funds Target Rate, and has reiterated its commitment to fulfilling the mandate of the second round of quantitative easing, or QE2, implemented at the end of 2010. While recent economic data suggest an improvement in U.S. economic growth, we believe the significant mortgage debt burden, run-off of fiscal stimulus and budgetary discipline at both the federal and state level will limit the growth of real gross domestic product, or GDP, and employment in 2011. As a result, we believe the yield curve will continue to be relatively steep, which we believe will allow us to generate an attractive spread between our asset yield and our borrowing costs.

We believe that the United States is still in the early stages of a paradigm shift in the agency securities markets. In February 2011, the U.S. Department of the Treasury and the Department of Housing and Urban Development released a report to Congress entitled “Reforming America’s Housing Finance Market” in which they proposed to reduce or eliminate the role of GSEs in mortgage financing. The report called for phasing in increased pricing of FNMA and FHLMC guarantees to help level the playing field for the private sector to take back market share, reducing FNMA’s and FHLMC’s conforming loan limits by allowing the temporary increase in the conforming loan limits to reset as scheduled on October 1, 2011 to the lower levels set prior to the Housing and Economic Recovery Act of 2008, or HERA, and continuing to wind down FNMA’s and FHLMC’s investment portfolio at an annual rate of no less than 10% per year. On March 21, 2011, the U.S. Treasury announced it would sell $142 billion of mortgage-backed securities. We believe the supply coming into the market has created, and will continue to provide, opportunities for our Manager and other private sector market participants, while financial and regulatory reforms, including the Dodd–Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and broad adoption of Basel III regulatory capital requirements, will impede traditional business models.

Non-Agency Securities

While we anticipate mortgage loan delinquencies and credit losses may continue to rise and housing conditions may continue to deteriorate, we believe that the market is continuing to price severe defaults, loss severities and prepayment scenarios into non-agency securities. As a result, current prices for certain non-agency securities offer some of the most attractive loss-adjusted yields in the fixed income market. We believe the proprietary analytics of our Manager provide a competitive advantage in selecting attractively-valued securities and understanding their relative risk and return profile. As the U.S. economy continues to recover from recession, consumers de-lever household balance sheets and seriously delinquent borrowers with negative equity default on loans written on existing non-agency securities, we are seeing increasing evidence of credit curing, or improvement in the payment behavior of the remaining pool of borrowers. As a result, we believe delinquencies and credit defaults will gradually decrease over time.

Our Risk Management Philosophy

The primary market risks that we will be exposed to are interest rate risk, credit risk and prepayment risk. We will also be subject to counterparty risk, funding risk and liquidity risk. We intend to manage the risks associated with our business through the effective and coordinated implementation of our investment strategy, leverage strategy, hedging and interest rate risk management, credit risk management and prepayment risk management. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

Interest Rate Risk

Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities, by affecting the spread between our interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect the value of the mortgage-backed securities that will constitute our investment portfolio and our ability to realize gains from the sale of these assets. We intend to engage in a variety of interest rate management techniques that seek to mitigate the effects of changes in interest rates and other factors. The interest rate hedges that we intend to employ will be consistent with our strategy of maximizing risk-adjusted returns to our investors by generating net income that will be distributed to our stockholders through regular quarterly dividends. We intend to use interest rate derivatives to hedge all or a portion of our interest rate risk.

Credit Risk

We intend to assess and manage credit risk through a disciplined asset selection process using a top-down analysis, including regional and local property trends, local employment conditions, national loan modification initiatives and differentiating mortgage servicer methods, a bottom-up deal analysis, including detailed collateral analysis, in-depth structural analysis and ongoing surveillance of investments, strategies and trends, and a particular focus on negative home equity. Our proprietary systems will allow us to understand the risks and opportunities of every mortgage-backed security that we purchase. These systems include default, prepayment and loss severity models that we run monthly on approximately 65,000 RMBS. In addition, we will be able to project loan level cash flows and loss adjusted yields using a proprietary loan-level database and multiple proprietary cash flow models. The loan-level database will be updated monthly and aggregate a wealth of information on more than 30 million loans.

Prepayment Risk

Borrowers can, and typically do, pay mortgage loans off sooner than their stated maturity date. When that happens, a portion of the mortgage-backed security that represents an interest in the underlying mortgage loan will be prepaid. A borrower is more likely to prepay a mortgage that bears a relatively high rate of interest. This means that in times of declining interest rates, a portion of our higher yielding securities are likely to be redeemed and we will probably be unable to replace those securities with other securities having as high a yield. Therefore, a higher rate of prepayment can result in a lower yield on our investment portfolio. The increased likelihood of prepayment when interest rates decline also limits market price appreciation of mortgage-backed securities. This is known as prepayment risk. Prepayment risk includes not only the risk of early prepayment, but also the possibility that rising interest rates may cause the average lives of mortgages underlying the securities to be longer than anticipated. We intend to manage our prepayment risk by investing in securities with favorable prepayment characteristics that are less likely to experience prepayment volatility.

Investment Committee and Investment Guidelines

Our Manager has established an investment committee, which consists of Eric Arentsen, Mitch Flack, Stephen M. Kane, Laird R. Landmann, Tad Rivelle and Bryan Whalen. Members of our Manager’s investment committee have an average of 23 years of experience in fixed income asset management, and each has worked for TCW since, at the latest, December 2009. The investment committee has proposed investment guidelines which we expect our Board of Directors to approve. The investment committee will meet as needed to discuss diversification of our investment portfolio, hedging and financing strategies and compliance with the investment guidelines. From time to time, as it deems necessary, our Board of Directors will review our investment portfolio and related compliance with the investment guidelines. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

The investment committee has proposed, and we expect the independent members of our Board of Directors to approve, the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•

any proposed investment by us with or into TCW or any of its affiliates must be made in conformity with TCW’s Trading and Brokerage Policy with respect to transactions with affiliates, a summary of which is filed as Exhibit 99.5 to the registration statement of which this prospectus is a part.

The investment committee may change these investment guidelines at any time with the approval of our Board of Directors, but without any approval from our stockholders. Our Manager’s investment committee will meet as needed to review these investment guidelines.

Our Management Agreement

A management agreement will govern the relationship between us and our Manager and will describe the services to be provided by our Manager and its compensation for those services. Under the management agreement, our Manager, subject to the supervision of our Board of Directors, will be required to oversee our business affairs in conformity with the operating policies and the investment guidelines proposed by the investment committee of our Manager and approved by our Board of Directors. Our Manager’s obligations and responsibilities under the management agreement will include asset selection, asset management and investment portfolio risk management.

The management agreement will have an initial term expiring on                    , 2014, and will automatically be renewed for one-year terms thereafter unless terminated by us for cause or by us or our Manager upon at least 180-days written notice prior to the end of the initial term or any automatic annual renewal term.

Our Manager will also enter into an administrative services agreement with TIMCO, pursuant to which our Manager will have access to TCW’s infrastructure, including its compliance, corporate finance, fixed income operations, information systems, legal, executive management and risk management functions in addition to its mortgage investment team and related trading desk. Members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers.

The following table summarizes the fees payable to our Manager pursuant to the management agreement:

Fee	Summary Description	Payment

Management Fee	The management fee will be payable monthly in arrears in an amount equal to 1/12 of 1.5% of our Equity (as defined below). We expect the management fee to be paid to our Manager in the first full fiscal year to be approximately $4.2 million, assuming (i) the maximum number of securities registered are sold in this offering and the concurrent private placement and (ii) we do not effect any follow-on equity offerings during such period.	Monthly in cash.

“Equity” equals our month-end stockholders’ equity, as computed in accordance with GAAP, adjusted to exclude (i) the effect of any unrealized gains or losses included in retained earnings, (ii) other comprehensive income (loss), (iii) any non-cash compensation expense incurred in current or prior periods and (iv) one-time events pursuant to changes in GAAP.

Expense Reimbursement	Reimbursement of expenses directly related to our operations incurred by our Manager, but excluding employment-related expenses of our and our Manager’s officers and any TCW employees who provide services to us pursuant to the management agreement (other than the compensation of our chief financial officer and other fully dedicated employees that may be hired in the future by our Manager and approved by our Board of Directors).	Monthly in cash.

Termination Fee	The termination fee, payable for non-renewal of the management agreement without cause, will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.	Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Manager Equity Plan and Director Stock Plan

Our Board of Directors intends to adopt, and our sole current stockholder intends to approve, the Arbolada Manager Equity Incentive Plan, or the Manager Equity Plan. This equity incentive plan provides for the issuance of equity-based awards, including stock options, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our Manager. The maximum number of shares that may be made subject to awards under the Manager Equity Plan will be equal to 1 3/4% of the number of shares of our common stock sold in this offering and the concurrent private placement, to be adjusted on January 1 of each following calendar year to equal 1 3/4% of the number of then–outstanding shares of our common stock. We do not plan to issue any equity-based compensation pursuant to the Manager Equity Plan in connection with this offering and the concurrent private placement. We will decide whether to make any such grants in the future.

Our Board of Directors also intends to adopt, and our sole current stockholder also intends to approve, the Arbolada Non-Employee Director Stock Plan, or the Director Stock Plan, which will provide for the issuance of restricted or unrestricted shares of our common stock or restricted stock units. The Director Stock Plan is intended, in part, to implement our program of non-employee director compensation. The maximum number of shares that may be made subject to awards under the Director Stock Plan will be equal to  3/4% of the number of shares of our common stock sold in this offering and the concurrent private placement, to be adjusted on January 1 of each following calendar year to equal  3/4% of the number of then–outstanding shares of our common stock. Following the completion of this offering and the concurrent private placement, we will grant to each of our non-employee directors awards of 3,000 restricted shares of common stock, which will become vested ratably in equal installments on each of the first three anniversaries of the grant date subject to the applicable director’s continued service on our Board of Directors on each applicable vesting date. The restricted share grants made to our non-employee directors will generally entitle the non-employee directors to receive cash dividends on the shares, whether or not still subject to restrictions.

Our Structure

The following chart shows the anticipated structure of our organization following the completion of this offering and the related transactions:

(1)	Our Manager will enter into an administrative services agreement with TIMCO upon completion of this offering.
(2)	Assumes no exercise of the underwriters’ over-allotment option.
(3)	We expect these subsidiaries and certain other subsidiaries that we may form in the future to rely on certain specified exemptions from regulation under the Investment Company Act.

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and TCW

Management Agreement

We, our officers, certain of our directors and our Manager will face conflicts of interest because of our relationships with each other. We were incorporated by TCW Capital Investment Corporation, an affiliate of our Manager, and the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a management fee, which is not tied to our performance. The management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in increased risk to our investment portfolio.

Our management agreement may only be terminated without cause, as defined in the management agreement, after the completion of its initial term on                    , 2014, or the expiration of each automatic annual renewal term. We are required to provide 180-days prior written notice of non-renewal of the management agreement and must pay a termination fee on the last day of the initial term or any automatic annual renewal term, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only elect not to renew the management agreement with or without cause with the consent of the majority of our independent directors. These provisions make it difficult to terminate the management agreement and increase the effective cost to us of not renewing the management agreement.

Time Commitments of Our Management Team

Our Manager will be responsible for making all of our investments. Each of our and our Manager’s officers, as well as the members of TCW’s management and its Fixed Income Group who will provide services to us, is an employee of a subsidiary of TCW and none of them (other than our chief financial officer) will devote his time to us exclusively. Messrs. Arentsen, Flack, Kane, Landmann, Rivelle and Whalen, who are members of our Manager’s investment committee, will provide services to us and may provide services to TCW or other RMBS investment vehicles that have been or may be sponsored by TCW in the future.

Investment Activities

Affiliates of our Manager are engaged in a broad spectrum of activities, including financial advisory services, brokerage services, principal investments and sponsoring and offering public and private investment funds. TCW’s Fixed Income Group manages a number of open- and closed-end public and private funds, as well as separate accounts that invest in similar types of assets as those that we intend to acquire upon the completion of this offering and the concurrent private placement. The open- and closed-end public funds managed by affiliates of TCW that are currently investing primarily in RMBS, and the annual rate of management fees on all assets comprising such funds, are: TCW Core Fixed Income Fund (0.40%), TCW Total Return Bond Fund (0.50%), TCW Short Term Bond Fund (0.35%) and TCW Strategic Income, Inc. (0.75% of the first $100 million of assets and 0.50% of assets in excess thereof). As a component of our investment guidelines, we expect the independent members of our Board of Directors to adopt TCW’s policy with respect to transactions with affiliates contained in its Trading and Brokerage Policy. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of TCW’s management and its Fixed Income Group will face in making investment decisions on behalf of TCW, any other TCW-sponsored investment vehicles and us. Further, although TCW and its affiliates have agreed not to sponsor any other publicly traded REITs that invest primarily in RMBS so long as an affiliate of TCW continues to manage us, our Manager and its affiliates do manage, and in the future may manage, funds and accounts that invest in assets eligible for purchase by us. We do not have any agreement or understanding with TCW that would give us any priority over TCW, any of its affiliates or any such TCW-sponsored investment vehicle in opportunities to invest in mortgage-related securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and TCW to provide.

Allocation of Investment Activities

In an effort to achieve efficiencies in execution and reduce trading costs, TCW frequently purchases or sells securities on behalf of a number of the funds and accounts that it manages at the same time. When executing such trades, securities are allocated among accounts using procedures that TCW considers fair and equitable.

When a particular investment would be appropriate for us as well as one or more other accounts that TCW manages, such investment will be apportioned by our Manager and its affiliates in good faith in a manner they determine to be fair and equitable. Such apportionment may not be strictly pro rata depending on their good faith determination of all relevant factors, including differing investment objectives, account liquidity, diversification considerations and the terms of relevant documents. Similar good faith apportionment principles will apply, as necessary, in dispositions of an investment held by us and one or more of such other accounts managed by TCW.

Allocations among funds and accounts are made either prior to execution or, if following execution, before the end of the trading day. Within this timeframe, portfolio managers and traders may also make reallocations of trades based on their review of the trade’s effect on a portfolio. Subsequent reallocations may occur in unusual circumstances such as in recognition of specific account restrictions.

Determinations with respect to the allocation of investment activities will also be governed by the provisions of TCW’s Trading and Brokerage Policy.

Summary Risk Factors

An investment in shares of our common stock involves significant risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” on page 18 before investing in our common stock.

•	The management agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if they were negotiated with an unaffiliated third party.

•

We have no employees and our Manager will be responsible for making all of our investment decisions. None of our Manager’s officers or our officers (other than our chief financial officer) is required to devote any specific amount of time to our business and each of them may provide their services to TCW, its affiliates and sponsored investment vehicles or other entities not affiliated with TCW, which could result in conflicts of interest.

•

We are dependent upon our Manager and certain key personnel of TCW who provide services to us through the management agreement and the administrative services agreement and we may not find suitable replacements for our Manager and these personnel if the management agreement and the administrative services agreement are terminated or such key personnel are no longer available to us.

•

If we elect not to renew the management agreement without cause (including in the case of poor performance), we will be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

•

We have no operating history and no investment portfolio and may not be able to successfully operate our business or generate sufficient net interest income to make or sustain distributions to our stockholders.

•

Loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

•	Adverse developments in the broader residential mortgage market may adversely affect the value of the securities in which we intend to invest.

•	We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments and affect the pricing of these securities.

•

The federal conservatorship of FNMA and FHLMC and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

•

Actions of the U.S. Government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets may not achieve their intended effect and may adversely affect our business.

•

We will be subject to the risk that agencies of and entities sponsored by the U.S. Government may not be able to fully satisfy their guarantees of agency securities or that these guarantee obligations may be repudiated, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

•	We intend to invest in non-agency securities, which are subject to risk of default, among other risks.

•	We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

•

Differences in timing of interest rate adjustments and interest rate caps on ARMs that underlie securities we may acquire and our borrowings may adversely affect our profitability and our ability to make distributions to our stockholders.

•	Our hedging strategies may not be successful in mitigating the risks associated with interest rates.

•

Failure to procure adequate repurchase agreement financing or to renew or replace existing repurchase agreement financing as it matures (to all of which we are especially exposed due to the short-term nature of the repurchase agreement financing we intend to employ), would adversely affect our results of operations.

•	Our strategy involves significant leverage, which may amplify losses.

•

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

Operating and Regulatory Structure

REIT Qualification

We will elect to be taxed and intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common stock, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Exemption From Regulation Under the Investment Company Act

We intend to conduct our operations so that neither we are nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consist of “investment securities” as defined by the Investment Company Act. We expect Arbolada Subsidiary I, LLC and certain other subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying this 55% requirement, based on pronouncements of the SEC Staff, the entity may treat securities issued with respect to an underlying pool of mortgage loans sponsored by a U.S. Government agency as qualifying real estate interests if it holds all of the certificates issued by the pool. We expect Arbolada Subsidiary II, LLC and certain other wholly-owned or majority-owned subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that we may form in the future that are exempted from the definition of “investment company” based on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor the holdings of our subsidiaries to ensure continuing and ongoing compliance with this test. See “Business—Exemption from Regulation Under the Investment Company Act” and “Risk Factors—Risks Related to Our Business—Loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.”

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In connection with these requirements, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Distributions are authorized by our Board of Directors and declared by us based upon a variety of factors deemed relevant by our Board of Directors, and our distribution policy may change in the future. Our ability to make distributions to our stockholders depends, in part, upon the performance of our investment portfolio and, in turn, upon our Manager’s management of our business. Distributions to our stockholders will be generally taxable to our stockholders as ordinary income, although a portion of our distributions may be designated by us as capital gain or may constitute a tax-free return of capital. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our Corporate Information

Our principal place of business is located at 865 South Figueroa Street, Ste. 1800, Los Angeles, California 90017, and our telephone number is (213) 244-0000. Our Internet address is http://www.arboladacapital.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	shares[1],[2]

Use of proceeds	We estimate that the net proceeds we will receive from selling common stock in this offering and the concurrent private placement will be approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $ million (or, if the underwriters exercise their over-allotment option in full, approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $ million).

We plan to use all the net proceeds from this offering and the concurrent private placement to purchase agency securities. We anticipate that approximately 50% of our initial agency securities will consist of fixed-rate RMBS guaranteed by FNMA and that the remaining 50% will consist of hybrid ARM RMBS guaranteed by FNMA.

We expect to deploy the net proceeds on a leveraged basis within 90 days of the closing of this offering and the concurrent private placement. Depending on the economic environment and our outlook for the mortgage market at the time we ultimately deploy the net proceeds on a leveraged basis, the percentage allocations of agency securities within our initial leveraged investment portfolio may differ from the currently expected allocations described above. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Depending on the availability of our targeted investments in agency securities within the 90 days following the closing of this offering and the concurrent private placement, we may temporarily invest the net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in mortgage-related securities. See “Use of Proceeds.”

[1]	Assumes no exercise of the underwriters’ option to purchase up to an additional shares of our common stock solely to cover over-allotments, if any.
[2]

Includes              shares of our common stock to be purchased by TCW Capital Investment Corporation and certain employees of TCW at the initial public offering price in the concurrent private placement. Also includes 100 shares of common stock issued to TCW Capital Investment Corporation at the time of our initial capitalization.

Distribution Policy	U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on its undistributed REIT taxable income. In connection with these requirements, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including net interest and other income from our investment portfolio, our operating expenses and any other expenditures. For more information, please see “Distribution Policy” and “U.S. Federal Income Tax Considerations.”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our amended and restated certificate of incorporation generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

NYSE trading symbol	“ARBO.”

Risk Factors	Investing in our common stock involves significant risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 18 of this prospectus and all other information in this prospectus before investing in our common stock.

RISK FACTORS

An investment in shares of our common stock involves significant risks. Before making an investment decision, you should carefully consider all of the risks described below and the other information contained in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially adversely affected. If this were to occur, the value of our common stock could decline and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements in the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Conflicts of Interest in Our Relationship with Our Manager and TCW

The management agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if they were negotiated with an unaffiliated third party.

The management agreement was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the management agreement, including fees payable, may not be as favorable to us as if they had been negotiated with an unrelated third party. In addition, as a result of this relationship, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

We have no employees and our Manager will be responsible for making all of our investment decisions. None of our Manager’s officers or our officers (other than our chief financial officer) is required to devote any specific amount of time to our business and each of them may provide their services to TCW, its affiliates and sponsored investment vehicles or other entities not affiliated with TCW, which could result in conflicts of interest.

Our Manager will be responsible for making all of our investments. We do not have any employees and we are completely reliant on our Manager to provide us with investment advisory services. Each of our and our Manager’s officers, as well as the members of TCW’s management and its Fixed Income Group who will provide services to us, is an employee of a subsidiary of TCW and none of them (other than our chief financial officer) will devote his time to us exclusively. Messrs. Arentsen, Flack, Kane, Landmann, Rivelle and Whalen, who are the members of our Manager’s investment committee, will provide services to us and may provide services to TCW or other RMBS investment vehicles that have been or may be sponsored by TCW in the future. At times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our executive officers and our Manager, TCW and its affiliates will likewise require greater focus and attention from them. In such situations, we may not receive the level of support and assistance that we otherwise would likely have received if we were internally managed or if such executives were not otherwise committed to provide support to other TCW entities.

We are dependent upon our Manager and certain key personnel of TCW who provide services to us through the management agreement and the administrative services agreement and we may not find suitable replacements for our Manager and these personnel if the management agreement and the administrative services agreement are terminated or such key personnel are no longer available to us.

We are dependent on our Manager to conduct our operations pursuant to the management agreement. Because neither we nor our Manager has any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO in order to provide it with the personnel, services and resources necessary to carry out its responsibilities under the management agreement. Neither the administrative services agreement nor the management agreement requires our Manager, TIMCO or TCW to dedicate specific personnel to our operations or requires any specific personnel of TIMCO or TCW to dedicate a specific amount of time to our business. Additionally, because we will be reliant on TIMCO, we may be negatively impacted by an event or factors that negatively impact TIMCO’s business or financial condition.

After the initial term of the management agreement, which expires on                     , 2014, or upon the expiration of any automatic annual renewal term, our Manager may elect not to renew the management agreement without cause, without penalty, upon 180-days prior written notice to us. If we elect not to renew the management agreement without cause, we will have to pay a termination fee (as described further below).

If we terminate the management agreement without cause, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates, including The TCW Group, Inc. and Trust Company of the West, a wholly-owned subsidiary of The TCW Group, Inc., or any person who has been employed by our Manager or any of its affiliates at any time within the two-year period immediately preceding the date on which the person commences employment with us for two years after such termination of the management agreement. We believe that the successful implementation of our investment and financing strategies depends to a significant extent upon the experience of TCW’s executive officers and TCW’s Fixed Income Group. None of these individuals’ continued service is guaranteed. If the management agreement is terminated or these individuals leave TCW, we may be unable to successfully execute our business plan.

We will have no recourse to TCW if it does not fulfill its obligations under the administrative services agreement.

Neither we nor our Manager have any employees or separate facilities. As a result, our Manager will enter into an administrative services agreement with TIMCO pursuant to which our Manager will be provided with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement in exchange for certain fees payable by our Manager. Although the administrative services agreement may not be terminated unless the management agreement has been terminated pursuant to its terms, TIMCO may assign its rights and obligations thereunder to any of its affiliates. In addition, because we will not be a party to the administrative services agreement, we will not have any recourse to TIMCO if it does not fulfill its obligations under the administrative services agreement or it elects to assign the agreement to one of its affiliates. With the approval of our Board of Directors, we may agree to take over any number of administrative services that would otherwise be required to be provided to our Manager by TIMCO.

If we elect not to renew the management agreement without cause (including in the case of poor performance), we will be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

Electing not to renew the management agreement without cause would be difficult and costly for us. With the consent of the majority of our independent directors, we may elect not to renew our management agreement after the initial term of the management agreement, which expires on                     , 2014, or upon the expiration of any automatic annual renewal term, both upon 180-days prior written notice. If we elect not to renew the management agreement because of a decision by our Board of Directors that the management fee is unfair, our Manager has the right to renegotiate a mutually agreeable management fee. If we elect not to renew the management agreement without cause (including in the case of poor performance), we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. These provisions may increase the effective cost to us of electing to not renew the management agreement.

Our Manager’s management fee is payable regardless of our performance.

Our Manager is entitled to receive a management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our investment portfolio. See “Prospectus Summary—Our Management Agreement.” For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. Our Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio. This in turn could harm our ability to make distributions to our stockholders and the market price of our common stock.

We may face conflicts of interest in our relationship with TCW and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders.

We may be subject to conflicts of interest arising out of our relationship with TCW and its affiliates, including our Manager. TCW and its affiliates have agreed not to sponsor any other publicly traded REITs that invest primarily in RMBS so long as an affiliate of TCW continues to manage us. However, our Manager and its affiliates do manage, and in the future may manage, other funds and accounts that may invest in assets eligible for purchase by us, which are referred to herein as Other TCW Accounts. In addition, we may take different positions in classes of securities of the same RMBS in which an Other TCW Account has invested. In such event, we and such Other TCW Account may have conflicting interests because we are investing in different classes of securities of the same issuer. Our Manager and its affiliates may from time to time incur expenses in connection with investments to be made on behalf of the Other TCW Accounts and us. Our Manager and its affiliates will attempt to allocate such expenses on a basis they consider to be fair and equitable.

As a component of our investment guidelines, we expect the independent members of our Board of Directors to adopt TCW’s policy with respect to transactions with affiliates contained in its Trading and Brokerage Policy. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of TCW’s management and its Fixed Income Group will face in making investment decisions on behalf of TCW, any other TCW-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with TCW that would give us any priority over TCW, any of its affiliates, or any such TCW-sponsored investment vehicle in opportunities to invest in mortgage-related securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and TCW to provide.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the management agreement, including with respect to the performance of our investments.

Our Manager has not assumed any responsibility to us other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Therefore, you will have no recourse against our Manager with respect to the performance of investments made in accordance with the management agreement.

Risks Related to Our Business

We have no operating history and no investment portfolio and may not be able to successfully operate our business or generate sufficient net interest income to make or sustain distributions to our stockholders.

We were incorporated in March 2011 and will not build an investment portfolio until after the completion of this offering and the concurrent private placement. We may not be able to successfully execute our investment and financing strategies as described in this prospectus, which could result in a loss of some or all of your investment. The results of our operations will depend on many factors, including, without limitation, the availability of attractively priced securities, the level and volatility of interest rates, readily accessible financing for our investment portfolio, conditions in the financial markets and the economy in general. Our net interest income will depend, in large part, on our ability to acquire securities at favorable spreads over our borrowing costs. If we are unable to acquire assets that generate favorable spreads, our results of operations will be adversely affected, which would affect our ability to make or sustain distributions to our stockholders.

We have not yet identified the specific securities in which we will invest the net proceeds of this offering and the concurrent private placement.

We have not yet identified any specific securities for our investment portfolio, although we have determined the class of securities in which we will invest the initial proceeds from this offering and the concurrent private placement. See “Use of Proceeds.” Therefore, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. Although we will initially invest only in agency securities, we expect to eventually invest in agency and non-agency securities. We have flexibility in selecting those securities in which to invest the net proceeds of this offering and the concurrent private placement and, as a result, we may use the net proceeds from this offering and the concurrent private placement to invest in investments with which you may not agree. The failure of our Manager to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, cause an adverse effect on our financial condition and results of operations.

We are dependent on our Manager, which has no experience operating a REIT.

Our Manager does not have experience operating a REIT in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code applicable to REITs or the Investment Company Act. Our Manager’s lack of experience in managing an investment portfolio under the regulatory constraints applicable to REITs may hinder its ability to achieve our investment objectives. In addition, maintaining our REIT qualification and complying with the Investment Company Act exemption limit the types of investments we are able to make. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

Our Board of Directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager.

Our Manager will be authorized to follow very broad investment guidelines. Our Board of Directors will periodically review our investment guidelines and our investment portfolio but does not, and is not required to, review all of our proposed investments. In conducting periodic reviews, our Board of Directors may rely primarily on information provided to it by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of agency securities and non-agency securities it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Additionally, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.

We may change our targeted investments and investment guidelines without stockholder consent.

We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in an investment portfolio that is different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

The lack of liquidity in our investments may adversely affect our business.

The assets that comprise our investment portfolio and that we acquire are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our investment portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we have or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our investment portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Loss of our exemption from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our total assets on an unconsolidated basis will consist of “investment securities” as defined by the Investment Company Act. We expect Arbolada Subsidiary I, LLC and certain other subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which applies to companies that invest primarily in mortgages and other liens on and interests in real estate, also know as “qualifying real estate interests.” Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying this 55% requirement, based on pronouncements of the SEC staff, the entity may treat securities issued with respect to an underlying pool of mortgage loans sponsored by a U.S. Government agency as qualifying real estate interests if it holds all of the certificates issued by the pool. We expect Arbolada Subsidiary II, LLC and certain other wholly-owned or majority-owned subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The securities issued by such subsidiaries, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

Therefore, the securities and any other mortgage-related assets that we acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If the SEC determines that any of these securities are not qualifying interests in real estate or real estate-related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exceptions or changes its interpretation of the above exceptions, we could be required to restructure our activities or sell certain of our assets. We may be required at times to adopt less efficient methods of financing certain of our securities and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for and maintain an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus. Our business will be materially and adversely affected if we fail to qualify for and maintain an exemption from regulation pursuant to the Investment Company Act.

We are highly dependent on information systems, the failure of which could significantly disrupt our business.

Our business is highly dependent on communications and information systems of TCW. Any failure or interruption of TCW’s systems could cause delays or other problems in our securities trading activities, which could have an adverse effect on our financial condition and results of operations.

Risks Related to Our Investing and Financing Strategy

Adverse developments in the broader residential mortgage market may adversely affect the value of the securities in which we intend to invest.

Since 2007, the residential mortgage market in the United States has experienced a variety of unprecedented difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies announced extensive losses from exposure to the residential mortgage market. These losses reduced financial industry capital, leading to reduced liquidity for some institutions. These factors have impacted investor perception of the risk associated with real estate-related assets, including agency securities and other high-quality RMBS assets. As a result, values for RMBS assets, including some agency securities and other AAA-rated RMBS assets, have experienced a certain amount of volatility. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the agency and non-agency securities in which we intend to invest.

We intend to invest in agency and non-agency securities. We will need to rely on our securities as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. The securities we intend to acquire will be classified for accounting purposes as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. As a result, a decline in fair values may reduce the book value of our assets. Moreover, if the decline in fair value of an available-for-sale security is other-than-temporarily impaired, such decline will reduce earnings. If market conditions result in a decline in the fair value of our securities, our financial position and results of operations could be adversely affected.

A prolonged economic recession and further declining real estate values could impair our assets and harm our operations.

The risks associated with our business are more severe during economic recessions and are compounded by declining real estate values. The non-agency securities in which we will eventually invest a part of our capital will be particularly sensitive to these risks. Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers will also be less able to pay principal and interest on loans underlying the securities in which we invest if the value of residential real estate weakens further. Further, declining real estate values significantly increase the likelihood that we will incur losses on non-agency securities in the event of default because the value of collateral on the mortgages underlying such securities may be insufficient to cover the outstanding principal amount of the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from non-agency securities in our portfolio, which could have an adverse effect on our financial condition, results of operations and our ability to make distributions to our stockholders.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments and affect the pricing of these securities.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire agency and non-agency securities at attractive prices. In acquiring our securities, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by TCW), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Many of our competitors are not subject to the same operating constraints associated with REIT tax compliance or maintenance of the Investment Company Act exemptions on which we rely. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. Furthermore, competition for investments in agency or non-agency securities may lead to the price of such securities to increase, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have an adverse effect on our financial condition and results of operations.

The federal conservatorship of FNMA and FHLMC and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

The payments of principal and interest we receive on our agency securities, which depend directly upon payments on the mortgages underlying such securities, are guaranteed by FNMA, FHLMC and GNMA. FNMA and FHLMC are GSEs, but their guarantees are not backed by the full faith and credit of the United States. GNMA is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States.

In response to general market instability and, more specifically, the financial conditions of FNMA and FHLMC, in July 2008, the Housing and Economic Recovery Act of 2008, or HERA, established a new regulator for FNMA and FHLMC, the U.S. Federal Housing Finance Agency, or the FHFA. In September 2008, the U.S. Treasury, the FHFA and the U.S. Federal Reserve announced a comprehensive action plan to help stabilize the financial markets, support the availability of mortgage financing and protect taxpayers. Under this plan, among other things, the FHFA was appointed as conservator of both FNMA and FHLMC, allowing the FHFA to control the actions of the two GSEs, without forcing them to liquidate, which would be the case under receivership. Importantly, the primary focus of the plan was to increase the availability of mortgage financing by allowing these GSEs to continue to grow their guarantee business without limit, while limiting the size of their retained mortgage and agency security portfolios and requiring that these portfolios be reduced over time.

In an effort to further stabilize the U.S. mortgage market, the U.S. Treasury pursued three additional initiatives beginning in 2008. First, it entered into preferred stock purchase agreements, which have been subsequently amended, with each of the GSEs to ensure that they maintain a positive net worth. Second, it established a new secured short-term credit facility, which was available to FNMA and FHLMC (as well as Federal Home Loan Banks) when other funding sources were unavailable. Third, it established an agency security purchase program under which the U.S. Treasury purchased agency securities in the open market. The U.S. Federal Reserve also established a program of purchasing agency securities.

Those efforts resulted in significant U.S. Government financial support and increased control of the GSEs. In December 2010, the FHFA reported that, from the time of execution of the preferred stock purchase agreements through September 30, 2010, funding provided to FNMA and FHLMC under the preferred stock purchase agreements amounted to approximately $88 billion and $63 billion, respectively. The U.S. Treasury has committed to support the positive net worth of FNMA and FHLMC, through preferred stock purchases as necessary, through 2012. Those agreements, as amended, also require the reduction of FNMA’s and FHLMC’s mortgage and agency security portfolios (they were limited to $900 billion as of December 31, 2009, and to $810 billion as of December 31, 2010, and must be reduced each year until their respective mortgage assets reach $250 billion).

Both the secured short-term credit facility and the agency security program initiated by the U.S. Treasury expired on December 31, 2009. However, through that securities purchase program (from September 2008 through December 2009), the U.S. Treasury acquired approximately $220 billion of agency securities. In addition, while the U.S. Federal Reserve’s program of agency security purchases terminated in 2010, the FHFA reported that through January 2010, the U.S. Federal Reserve had purchased $1.03 trillion net of agency securities. The U.S. Treasury announced on March 21, 2011 that it intends to sell its portfolio of mortgage-backed securities, which it values at $142 billion, over the course of the next twelve months. The U.S. Federal Reserve Bank of New York also purchased $1.25 trillion of agency mortgage-backed securities through March 31, 2010, and it is possible that the U.S. Federal Reserve could follow the lead of the U.S. Treasury and begin to sell all or a portion of the mortgage-backed securities that it owns. This sale of agency securities by the U.S. Treasury or U.S. Federal Reserve may adversely affect the pricing of such securities during the remaining term of these portfolios.

Although the U.S. Government has committed to support the positive net worth of FNMA and FHLMC through 2012, there can be no assurance that these actions will be adequate for their needs. These uncertainties lead to questions about the availability of, and trading market for, agency securities. Despite the steps taken by the U.S. Government, FNMA and FHLMC could default on their guarantee obligations which would materially and adversely affect the value of our agency securities. Accordingly, if these government actions are inadequate and the GSEs continue to suffer losses or cease to exist, our business, operations and financial condition could be materially and adversely affected.

In addition, the problems faced by FNMA and FHLMC resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity for mortgage loans. The future roles of FNMA and FHLMC could be significantly reduced and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Any such changes to the nature of their guarantee obligations could redefine what constitutes an agency security and could have broad adverse implications for the market and our business, operations and financial condition. Alternatively, FNMA and FHLMC could be dissolved or privatized, and the U.S. Government could determine to stop providing liquidity support of any kind to the mortgage market. In February 2011, the U.S. Department of the Treasury and the Department of Housing and Urban Development released a report to Congress entitled “Reforming America’s Housing Finance Market” in which they proposed to reduce or eliminate the role of GSEs in mortgage financing. The report calls for phasing in increased pricing of FNMA and FHLMC guarantees to help level the playing field for the private sector to take back market share, reducing conforming loan limits by allowing the temporary increase in FNMA’s and FHLMC’s conforming loan limits to reset as scheduled on October 1, 2011 to the lower levels set in the HERA and continuing to wind down FNMA’s and FHLMC’s investment portfolio at an annual rate of no less than 10% per year. If FNMA or FHLMC were eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), or their market share reduced because of required price increases or lower limits on the loans they can guarantee, we could be unable to acquire additional agency securities and our existing agency securities could be materially and adversely impacted.

We could be negatively affected in a number of ways depending on the manner in which related events unfold for FNMA and FHLMC. We will rely on our agency securities (as well as non-agency securities) as collateral for our financings under the repurchase agreements that we intend to enter into upon the completion of this offering. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our agency securities on acceptable terms or at all, or to maintain our compliance with the terms of any financing transactions. Further, the current support provided by the U.S. Treasury to FNMA and FHLMC, and any additional support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from agency securities, thereby tightening the spread between the interest we earn on our agency securities and the cost of financing those assets. A reduction in the supply of agency securities could also negatively affect the pricing of agency securities by reducing the spread between the interest we earn on our investment portfolio of agency securities and our cost of financing that portfolio.

As indicated above, recent legislation has changed the relationship between FNMA and FHLMC and the U.S. Government. Future legislation could further change the relationship between FNMA and FHLMC and the U.S. Government, and could also nationalize, privatize, or eliminate such entities entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by FNMA or FHLMC. As a result, such laws could increase the risk of loss on our investments in agency securities guaranteed by FNMA and/or FHLMC. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially and adversely affect our financial condition and results of operations.

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, mortgage-backed securities.

The U.S. Government, through the U.S. Federal Reserve, the Federal Housing Administration, or the FHA, and the Federal Deposit Insurance Corporation, has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program, or H4H Program, which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinance Program, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% without new mortgage insurance. HAMP, the H4H Program and other loss mitigation programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans, or the extension of payment terms of the loans. Especially with non-agency securities, a significant number of loan modifications with respect to a given security, including, but not limited to, those related to principal forgiveness and coupon reduction, resulting in increased prepayment rates, could negatively impact the realized yields and cash flows on such security. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with FNMA, FHLMC or GNMA, may adversely affect the value of, and the returns on, mortgage-backed securities that we may purchase.

Actions of the U.S. Government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets may not achieve the intended effect and may adversely affect our business.

In response to the financial issues affecting the banking system and financial markets and going concern threats to commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. Government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. Government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

In July 2010, the U.S. Congress enacted the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S.

financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Certain of the new requirements and restrictions exempt agency securities, other government issued or guaranteed securities, or other securities. Nonetheless, the Dodd-Frank Act also imposes significant regulatory restrictions on the origination of residential mortgage loans and will impact the formation of new issuances of non-agency securities. The Dodd-Frank Act also creates a new regulator, the Consumer Financial Protection Bureau, or the CFPB, which will now oversee many of the core laws which regulate the mortgage industry, including among others the Real Estate Settlement Procedures Act and the Truth in Lending Act. While the full impact of the Dodd-Frank Act and the role of the CFPB cannot be assessed until all implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, both of which may have an adverse effect on our financial condition and results of operations.

In addition, the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on our business, results of operations and financial condition.

We will be subject to the risk that agencies of and entities sponsored by the U.S. Government may not be able to fully satisfy their guarantees of agency securities or that these guarantee obligations may be repudiated, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

The interest and principal payments we will receive on the agency securities in which we intend to invest will be guaranteed by FNMA, FHLMC or GNMA. Unlike the GNMA securities in which we may invest, the principal and interest on securities issued by FNMA and FHLMC are not guaranteed by the U.S. government. All the agency securities in which we intend to invest depend on a steady stream of payments on the mortgages underlying the securities.

As conservator of FNMA and FHLMC, the FHFA may disaffirm or repudiate contracts (subject to certain limitations for qualified financial contracts) that FHLMC or FNMA entered into prior to the FHFA’s appointment as conservator if it determines, in its sole discretion, that performance of the contract is burdensome and that disaffirmation or repudiation of the contract promotes the orderly administration of its affairs. The HERA requires the FHFA to exercise its right to disaffirm or repudiate most contracts within a reasonable period of time after its appointment as conservator. FNMA and FHLMC have disclosed that the FHFA has disaffirmed certain consulting and other contracts that these entities entered into prior to the FHFA’s appointment as conservator. FHLMC and FNMA have also disclosed that the FHFA has advised that it does not intend to repudiate any guarantee obligation relating to FNMA and FHLMC’s mortgage-related securities, because the FHFA views repudiation as incompatible with the goals of the conservatorship. In addition, the HERA provides that mortgage loans and mortgage-related assets that have been transferred to a FHLMC or FNMA securitization trust must be held for the beneficial owners of the related mortgage-related securities, and cannot be used to satisfy the general creditors of FHLMC or FNMA.

If the guarantee obligations of FHLMC or FNMA were repudiated by FHFA, payments of principal and/or interest to holders of agency securities issued by FHLMC or FNMA would be reduced in the event of any borrowers’ late payments or failure to pay or a servicer’s failure to remit borrower payments to the trust. In that case, trust administration and servicing fees could be paid from mortgage payments prior to distributions to holders of agency securities. Any actual direct compensatory damages owed due to the repudiation of FHLMC or FNMA’s guarantee obligations may not be sufficient to offset any shortfalls experienced by holders of agency securities. FHFA also has the right to transfer or sell any asset or liability of FHLMC or FNMA, including its guarantee obligation, without any approval, assignment or consent. If FHFA were to transfer FHLMC or FNMA’s guarantee obligations to another party, holders of agency securities would have to rely on that party for satisfaction of the guarantee obligation and would be exposed to the credit risk of that party.

We intend to invest in non-agency securities, which are subject to risk of default, among other risks.

The mortgage and other loans underlying the non-agency securities that we acquire may be subject to defaults, foreclosure timeline extension, fraud, residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us. Residential mortgage loans are secured by single family residential property and, when not guaranteed by an agency, are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of nature, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of the principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on a foreclosed mortgage loan.

We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

Recent announcements of deficiencies in foreclosure documentation by, among others, several large mortgage servicers have raised various concerns relating to foreclosure practices. A number of mortgage servicers have temporarily suspended foreclosure proceedings in some or all states in which they do business while they review and correct their foreclosure practices. In addition, a group consisting of state attorneys general and state bank and mortgage regulators in all 50 states and the District of Columbia has announced it is reviewing foreclosure practices in their various jurisdictions. The extension of foreclosure timelines increases the inventory backlog of distressed homes on the market and creates greater uncertainty about housing prices. Prior to making investments in non-agency securities, we will carefully consider many factors, including housing prices and foreclosure timelines, and estimate loss assumptions. The concerns about deficiencies in foreclosure practices of servicers and related delays in the foreclosure process may impact our loss assumptions and affect the values of, and our returns on, our investments in non-agency securities.

Differences in timing of interest rate adjustments on ARMs that underlie securities we may acquire and our borrowings may adversely affect our profitability and our ability to make distributions to our stockholders.

Certain of the securities we intend to acquire will be adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

•	LIBOR, the interest rate that banks in London offer for deposits in London of U.S. dollars;

•	the Treasury rate, a monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board; or

•	the CD rate, the weekly average or secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

These indices generally reflect short-term interest rates. We expect to rely primarily on short-term borrowings to acquire securities with long-term maturities. Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments in securities generally to bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net interest income and the market value of the securities in our investment portfolio. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event, our borrowing costs may exceed our interest income and we could incur operating losses, which would hinder our ability to make distributions to our stockholders.

Interest rate caps on our adjustable rate securities may adversely affect our profitability.

Adjustable-rate securities will typically be subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount by which interest rates can increase through the maturity of a security. We do not expect that our borrowings will be typically subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate securities. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on ARMs and hybrid ARMs than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss.

Increases in interest rates may adversely affect the value of certain of the securities in which we intend to invest.

Increases in interest rates may negatively affect the market value of the FRMs and hybrid ARMs in which we intend to invest. In accordance with accounting rules, we will be required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our securities that are classified for accounting purposes as available-for-sale. We will be required to evaluate our securities on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market sale transaction. If we determine that a security is other-than-temporarily impaired, we would be required to reduce the value of such security on our balance sheet by recording an impairment charge in our income statement and our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional securities, which could restrict our ability to increase our net income. In addition, rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of RMBS available to us, which could affect our ability to acquire assets that satisfy our investment objectives.

Changes in prepayment rates may adversely affect our profitability.

The securities we intend to acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the related securities. These faster than expected payments may adversely affect our profitability.

We may purchase securities that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the security. In accordance with accounting rules, we will amortize this premium over the expected term of the security based on our prepayment assumptions. If the security is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers default on their mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property, or when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation. Prepayment rates also may be affected by conditions in the housing and financial markets, increasing defaults on mortgage loans, which could lead to an acceleration of the payment of the related principal, general economic conditions and the relative interest rates on FRM and ARM loans. While we will seek to manage prepayment risk, in selecting investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks.

In addition, a decrease in prepayment rates may adversely affect our profitability. When borrowers prepay their mortgage loans at slower than expected rates, prepayments on the securities may be slower than expected. These slower than expected payments may adversely affect our profitability. We may purchase securities that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the security. In accordance with accounting rules, we will accrete this discount over the expected term of the agency security based on our prepayment assumptions. If the security is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the portfolio and result in a lower than expected yield on securities purchased at a discount to par.

Our hedging strategies may not be successful in mitigating the risks associated with interest rates.

Subject to complying with REIT tax requirements, we intend to employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements. In general, our hedging strategy depends on our view of our entire portfolio, consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. These techniques may include entering into interest rate caps, collars, floors, forward contracts, futures, swaptions, total return swaps or other swap agreements. In the future, in order to comply with REIT tax requirements, we may conduct certain hedging transactions through our wholly-owned subsidiary Arbolada Mortgage TRS, LLC, which will be subject to U.S. federal, state and, if applicable, local income tax.

There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur. For example, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a taxable REIT subsidiary, or TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	as explained in further detail in the risk factor immediately below, the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Whether the derivatives we acquire achieve hedge accounting treatment under Accounting Standards Codification 815-10, Derivatives and Hedging, or ASC 815-10, or not, hedging generally involves costs and risks. Our hedging strategies may adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risks, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and, during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements.

If a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedge transactions in accordance with ASC 815-10. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the ASC 815-10 definition of a derivative (such as short sales), we fail to satisfy ASC 815-10 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Failure to procure adequate repurchase agreement financing, or to renew or replace existing repurchase agreement financing as it matures (to all of which we are especially exposed due to the short-term nature of the repurchase agreement financing we intend to employ), would adversely affect our results of operations.

We intend to use repurchase agreement financing as a strategy to increase our return on investments. However, we may not be able to achieve our desired debt-to-equity ratio for a number of reasons, including the following:

•	our lenders do not make repurchase agreement financing available to us at acceptable rates;

•	lenders with whom we enter into repurchase agreements subsequently exit the market for such financing;

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we determine that the leverage would expose us to excessive risk.

We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. In recent years, investors and financial institutions that lend in the securities repurchase market, have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. These market disruptions have been most pronounced in the non-agency securities market, and, the impact has also extended to agency securities, which has made the value of these assets unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. Additionally, the lenders from which we will seek to obtain repurchase agreement financing may have owned or financed RMBS that have declined in value and caused the lender to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

Furthermore, because we intend to rely primarily on short-term borrowings, our ability to achieve our investment objective will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability.

Our strategy involves significant leverage, which may amplify losses.

We expect our leverage will range between four to twelve times the amount of our stockholders’ equity (calculated in accordance with GAAP). Based on current market conditions, we expect to reach our targeted leverage range within three to six months following the completion of this offering and the concurrent private placement. We may change our targeted leverage range and the timing thereof in response to market conditions and financing terms in the best interests of our stockholders. We will incur this leverage by borrowing against a substantial portion of the market value of our securities. By incurring this leverage, we could enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

To the extent that we incur significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

•	short-term interest rates increase;

•	the market value of our securities decreases;

•	interest rate volatility increases; or

•	the availability of financing in the market decreases.

We may be subject to margin calls under our master repurchase agreements, which could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.

We intend to enter into approximately 19 master repurchase agreements with financial institutions upon the completion of this offering and the concurrent private placement. We intend to borrow under these master repurchase agreements to finance the acquisition of securities for our investment portfolio. Pursuant to the terms of borrowings under our master repurchase agreements, a decline in the value of the subject securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. We will not borrow under these master repurchase agreements until after the completion of this offering. Our fixed-rate securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell either directly or through a foreclosure our securities under adverse market conditions. Because of the significant leverage we expect to have, we may incur substantial losses upon the threat or occurrence of a margin call.

Our borrowings, which will generally be made under our master repurchase agreements, may qualify for special treatment under bankruptcy laws. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

If a counterparty to any of our repurchase agreements defaults on its obligations to resell an underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined by the end of the term or if we default on our obligations under such agreement, we will lose money on that transaction.

When we engage in a repurchase transaction, we initially sell securities to the financial institution under one of our master repurchase agreements in exchange for cash and our counterparty is obligated to resell the securities to us at the end of the term of the transaction, which is typically from 30 to 90 days, but which may have terms up to 364 days. The cash we receive when we initially sell the securities is less than the value of those securities, which is referred to as the haircut. The haircut rates under the master repurchase agreements that we intend to enter into upon completion of this offering and the concurrent private placement will not be set until we engage in a specific repurchase transaction under these agreements. If our counterparty defaults on its obligation to resell the securities to us, we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our investment portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

The repurchase agreements that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We intend to use repurchase agreements to finance our acquisition of agency and non-agency securities. If the market value of the agency or non-agency securities pledged or sold by us to a financing institution declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

Further, financial institutions providing the repurchase agreements may require us to maintain a certain amount of cash uninvested or to set aside non-leveraged assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

An increase in our borrowing costs would adversely affect our financial condition and results of operations.

Increases in interest rates reduce the difference, or spread, that we may earn between the yield on the investments we make and the cost of the leverage we employ to finance such investments. An increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we enter into to finance the purchase of the securities. It is possible that the spread on investments could be reduced to a point at which the profitability from investments would be significantly reduced. This would adversely affect our returns on our assets, financial condition and results of operations and could require us to liquidate certain or all of our assets.

Our rights under repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our counterparties under the repurchase agreements.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

If we issue senior securities, we will be exposed to additional risks.

If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior secured securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities.

Risks Related to This Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering and the price of our shares available in the public market may not reflect our actual financial performance.

Our common stock has been approved for listing on the New York Stock Exchange, or NYSE, subject to official notice of issuance, under the symbol “ARBO.” However, listing on the NYSE will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to the liquidity of any market that does develop for our common stock, the ability of any holder to sell shares of our common stock or the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may raise capital through the issuance of debt or equity securities. Upon liquidation, holders of our debt securities and preferred stock, if any, and lenders with respect to other borrowings will be entitled to our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Sales of substantial amounts of our common stock (including common stock issued pursuant to our Manager Equity Plan and Director Stock Plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us. The compensation payable to our Manager will increase as a result of future issuances of our equity securities, even if the issuances are dilutive to existing stockholders.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales on the market price of our common stock. Any sales of a substantial number of our shares in the public market, or the perception that sales might occur, may cause the market price of our shares to decline.

Upon completion of this offering and the concurrent private placement, TCW Capital Investment Corporation and certain employees of TCW will own approximately         % of our outstanding common stock, or         % assuming the underwriters’ over-allotment is exercised in full, as a result of TCW Capital Investment Corporation’s purchase of 100 shares in our initial capitalization and the purchase of shares by TCW Capital Investment Corporation and certain employees of TCW at the initial public offering price in a private placement concurrently with the completion of this offering. We will enter into a registration rights agreement with TCW Capital Investment Corporation, our Manager and certain employees of TCW with respect to the common stock owned by TCW Capital Investment Corporation and certain employees of TCW upon completion of this offering and the concurrent private placement and with respect to common stock that may be granted to our Manager under the Manager Equity Plan. Pursuant to the registration rights agreement, we will grant TCW Capital Investment Corporation, our Manager and certain employees of TCW (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. The registration rights of TCW Capital Investment Corporation, our Manager and certain employees of TCW will begin to apply 180 days after the date of this prospectus. We cannot predict the effect that any sale of our common stock by TCW Capital Investment Corporation, our Manager and certain employees of TCW will have on the market price of our common stock.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

TCW Capital Investment Corporation, our Manager and each of our directors and executive officers have severally agreed that, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our common stock owned by these persons upon the completion of this offering and the concurrent private placement, subject to exceptions and extensions in certain circumstances. We have entered into a similar agreement with the representatives of the underwriters, subject to certain exceptions. There are no present agreements between the representatives of the underwriters, and any of us, TCW Capital Investment Corporation, our Manager, our directors or our executive officers to release us or any of them from these lock-up agreements. However, we cannot predict the circumstances or timing under which the representatives of the underwriters may waive these restrictions. These sales or a perception that these sales may occur could reduce the market price of our common stock.

We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our net taxable income in each year, subject to certain adjustments, is distributed to our stockholders. We have not established a minimum dividend payment level and the amount of our dividend will fluctuate. Our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, the requirements for REIT qualification and such other factors as our Board of Directors may deem relevant from time to time. We may not be able to make distributions in the future or our Board of Directors may change our dividend policy in the future. To the extent that we decide to pay dividends in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital reduces the basis of a stockholder’s investment in our common stock to the extent of such basis and is treated as capital gain thereafter. We may use the net proceeds of this offering and the concurrent private placement to fund our quarterly dividends, which would reduce the amount of cash we have available for investing in our target assets and for other purposes. In addition, funding distributions from the net proceeds of this offering and the concurrent private placement may constitute a return of capital to investors, which would have the effect of reducing the basis of a stockholder’s investment in our common stock.

An increase in market interest rates may cause a material decrease in the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments, income with respect to our investments and our related distributions to stockholders, then interest rate fluctuations and capital market conditions are likely to affect adversely the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash flow and our ability to service our indebtedness and pay distributions, and would reduce the market value of any fixed-rate securities that we may own.

Risks Related to Our Organization and Structure

The stock ownership limit imposed by the Internal Revenue Code for REITs and our amended and restated certificate of incorporation may restrict our business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our amended and restated certificate of incorporation, with certain exceptions, authorizes our Board of Directors to take the actions that are necessary and desirable to qualify as a REIT. Pursuant to our amended and restated certificate of incorporation, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock following the completion of this offering. Our Board of Directors may grant an exemption from this 9.8% stock ownership limitation, in its sole discretion, subject to such conditions, representations and undertakings as it may determine are reasonably necessary. Pursuant to our amended and restated certificate of incorporation, our Board of Directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a taxable year. The ownership limits contained in our amended and restated certificate of incorporation apply to the ownership at any time by any “person,” which term includes entities. These ownership limitations are intended to assist us in complying with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The stock ownership limitation contained in our amended and restated certificate of incorporation generally does not permit ownership in excess of 9.8% of our outstanding shares of common or capital stock, and attempts to acquire our common or capital stock in excess of these limits will be ineffective unless an exemption is granted by our Board of Directors.

As described above, our amended and restated certificate of incorporation generally prohibits beneficial or constructive ownership by any person of more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding shares of common or capital stock, unless exempted by our Board of Directors. Our amended and restated certificate of incorporation’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding stock and thus be subject to our amended and restated certificate of incorporation’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock (if and when issued) in excess of the ownership limit without the consent of the Board of Directors will result in the shares being automatically transferred to a charitable trust or, if the transfer to a charitable trust would not be effective, such transfer being void.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws could discourage a change of control that our stockholders may favor, which could also adversely affect the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is completed, will authorize our Board of Directors to issue up to 100 shares of our preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of unissued series of our preferred stock, each without any vote or action by our stockholders. We could issue a series of preferred stock to impede the completion of a merger, tender offer or other takeover attempt. See “Description of Capital Stock.” The anti-takeover provisions in our amended and restated certificate of incorporation and bylaws may impede takeover attempts, or other transactions, that may be in the best interests of our stockholders and, in particular, our common stockholders. In addition, the market price of our common stock could be adversely affected to the extent that provisions of our amended and restated certificate of incorporation and bylaws discourage potential takeover attempts, or other transactions, that our stockholders may favor.

Risks Related to Our Taxation as a REIT

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Manager, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates is 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company.” Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we intend to hold some of our assets through a TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and securities. The remainder of our investments (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our investment portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

Although we have no current plans to do so, we may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend for 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a taxable stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable in cash or stock with respect to any taxable year ending on or before December 31, 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turns out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

Finally, in the event that mortgage-backed securities or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectable, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The failure of securities subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We intend to enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the securities “sold” pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the securities to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward-looking by their nature, such as:

•	our business and financing strategy;

•	our ability to deploy effectively and timely the net proceeds of this offering and the concurrent private placement;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	market and industry trends;

•	estimates relating to our future dividends;

•	projected capital expenditures;

•	our hedging activities;

•	interest rates; and

•	the impact of technology on our operations and business.

The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	our lack of operating history;

•	changes in our business or investment strategy;

•	changes in interest rate spreads or the yield curve;

•	availability, terms and deployment of debt and equity capital;

•	availability of qualified personnel;

•	the degree and nature of our competition;

•	increased prepayments of the mortgage loans underlying our agency securities;

•	risks associated with our hedging activities;

•	changes in governmental regulations, tax rates and similar matters;

•	defaults on our investments;

•	changes in GAAP;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of investment opportunities in securities;

•	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes and limitations imposed on our business by our qualification as a REIT;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investment portfolio; and

•

other risks associated with investing in mortgage-related securities, including changes in our industry, interest rates, the debt securities markets, the general economy or the finance and real estate markets specifically.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We are offering                    shares of our common stock at the initial public offering price of $             per share. Concurrently, we are selling to TCW Capital Investment Corporation, a subsidiary of The TCW Group, Inc., and certain employees of TCW an aggregate of $         million of our common stock at the initial public offering price in a private placement. We estimate that the net proceeds we will receive from selling common stock in this offering and the concurrent private placement will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $             million (or, if the underwriters exercise their over-allotment option in full, approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $             million).

We plan to use all the net proceeds from this offering and the concurrent private placement to purchase agency securities. We anticipate that approximately 50% of our initial agency securities will consist of fixed-rate RMBS guaranteed by FNMA and that the remaining 50% will consist of hybrid ARM RMBS guaranteed by FNMA. We expect that the fixed-rate RMBS guaranteed by FNMA will have the following characteristics: (i) coupons ranging from 4.0% to 6.5%; (ii) original maturities of either 15 years or 30 years; and (iii) current weighted average months to maturity ranging from 70 months to 360 months. We expect that the hybrid ARM RMBS guaranteed by FNMA will have the following characteristics: (i) initial net weighted average fixed coupons ranging from 2.5% to 6.0%; (ii) original months to first initial reset of underlying loans of either 36 months, 60 months, 84 months or 120 months; and (iii) current weighted average months to maturity of approximately 50 months.

We expect to deploy the net proceeds on a leveraged basis within 90 days of the closing of this offering and the concurrent private placement. Depending on the economic environment and our outlook for the mortgage market at the time we ultimately deploy the net proceeds on a leveraged basis, the percentage allocations of agency securities within our initial leveraged investment portfolio may differ from the currently expected allocations described above. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Depending on the availability of our targeted investments in securities within the 90 days following the closing of this offering and the concurrent private placement, we may temporarily invest the net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in securities.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. To qualify as a REIT we must distribute annually to our stockholders an amount at least equal to:

•

90% of our REIT taxable income, determined without regard to the deduction of dividends paid and excluding any net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP); plus

•	90% of the excess of our taxable income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code; less

•

Any excess non-cash income (as determined under the Internal Revenue Code). See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company—Annual Distribution Requirements.”

We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company—Annual Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Distributions will be authorized by our Board of Directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Delaware law, the timing of the deployment of the net proceeds of this offering, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our operating expenses and other factors our directors deem relevant. Our ability to make distributions to our stockholders will depend upon the performance of our investment portfolio, and, in turn, upon our Manager’s management of our business. Distributions will be made in cash to the extent that cash is available for distribution. We may not be able to generate sufficient net interest income to pay distributions to our stockholders. In addition, our Board of Directors may change our distribution policy in the future. See “Risk Factors.”

Distributions to stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of such distributions may be designated by us as long-term capital gain to the extent that such portion is attributable to our sale of capital assets held for more than one year. If we pay distributions in excess of our current and accumulated earnings and profits, such distributions will be treated as a tax-free return of capital to the extent of each stockholder’s tax basis in our common stock and as capital gain thereafter. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax status. For a discussion of the U.S. federal income tax treatment of our distributions, see “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company” and “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our amended and restated certificate of incorporation will allow us to issue preferred stock that could have a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may consider various funding sources to cover any such shortfall, including borrowing under our repurchase agreements, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 11, 2011 on an actual basis and on an as adjusted basis, giving effect to:

•

the sale of an aggregate of shares of our common stock in this offering at the initial public offering price of $         per share generating net proceeds of $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

•

the sale of an aggregate of shares of common stock to TCW Capital Investment Corporation and certain employees of TCW at the initial public offering price of $         per share for an aggregate purchase price of $     million.

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited balance sheet as of March 11, 2011 and related notes thereto included elsewhere in this prospectus.

	As of March 11, 2011
	Actual	As Adjusted(1)
Stockholder’s equity:
Preferred stock, par value $0.01 per share; 100 shares authorized, no shares issued and outstanding on an actual basis 10,000,000 shares authorized, no shares issued and outstanding on an as adjusted basis	$—		$—
Common stock, par value $0.01 per share; 1,000 shares authorized, 100 shares issued and outstanding on an actual basis, 100,000,000 shares authorized and issued and outstanding, on an as adjusted basis(2)	1
Additional paid-in capital	999

Total stockholder’s equity	$1,000	$

(1)	Assumes no exercise of the underwriters’ over-allotment option.
(2)	Includes shares of our common stock to be purchased by TCW Capital Investment Corporation and certain employees of TCW at the initial public offering price in the concurrent private placement. Also includes 100 shares of common stock issued to TCW Capital Investment Corporation at the time of our initial capitalization.

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of March 11, 2011 that has been derived from our historical audited balance sheet as of March 11, 2011 and the related notes included elsewhere in this prospectus. We have no operating history and no investment portfolio.

The following selected financial information is only a summary and is qualified by reference to and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited balance sheet as of March 11, 2011 and the related notes thereto included elsewhere in this prospectus.

As of March 11, 2011
Assets:
Cash	$1,000

Total assets	$1,000

Liabilities and Stockholder’s Equity:
Liabilities	$—
Stockholder’s equity:
Preferred stock, par value $0.01 per share; 100 shares authorized, no shares issued and outstanding	—
Common stock, par value $0.01 per share; 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	999

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Business” and our audited balance sheet as of March 11, 2011 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a newly-organized Delaware corporation formed to invest in, finance and manage RMBS. We intend to qualify as a REIT for U.S. federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2011. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to our stockholders and maintain our intended qualification as a REIT.

We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. The managing member of our Manager is TIMCO, a wholly-owned subsidiary of The TCW Group, Inc., which provides a variety of trust, investment management and investment advisory services. As of March 31, 2011, TCW had more than $120 billion of assets under management or committed for management, including approximately $27 billion of RMBS. The TCW Group, Inc. is an indirect subsidiary of Société Générale, S.A. through its direct parent, Société Générale Asset Management, S.A. Members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers. We will not have any employees.

Outlook

Our business will be affected by general U.S. residential real estate fundamentals and the overall U.S. economic environment. In particular, our strategy is influenced by the specific characteristics of these markets, including prepayment rates and interest rate levels. We expect the results of our operations to be affected by various factors, many of which are beyond our control. Our results of operations will primarily depend on, among other things, the level of our net interest income, the market value of our investment portfolio and the supply of and demand for mortgage-related securities. Our net interest income, which includes the amortization of purchase premiums and accretion of discounts, will vary primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their mortgage loans.

The current economic and market outlook are shaped in a significant manner by the unprecedented level of fiscal and monetary stimulus that the U.S. Government and Federal Reserve Board provided in the aftermath of the 2008 credit crisis. The current rate environment is characterized by a very steep yield curve with a current spread between two-year Treasury Notes and 30-year Treasury Bonds of nearly 4%. The Federal Reserve Board has maintained a near-zero bound for the Federal Funds Target Rate, and has reiterated its commitment to fulfilling the mandate of the second round of quantitative easing, or QE2, implemented at the end of 2010. QE2 was intended to promote higher growth and lower unemployment and to maintain price stability in the U.S. economy through the purchase of $600 billion in U.S. Treasury securities through June 2011.

While recent economic data suggests an improvement in U.S. economic growth, we believe the significant mortgage debt burden, run-off of fiscal stimulus and budget discipline at both the federal and state level will serve as a heavy anchor to real gross domestic product, or GDP, and employment growth in 2011. Although headline inflation data is being pushed higher due to rising commodity costs, we do not believe these input costs will lead to higher core rates due to a plentiful supply of labor preventing wage pressure and an unprecedented level of housing supply containing rental rates. For these reasons, and considering its dual mandate to manage both inflation and unemployment, we believe that the Federal Reserve Board will exercise patience before unwinding any form of QE2 or other monetary stimulus now in effect. We expect this type of muted recovery to keep the yield curve relatively steep and, barring any system shocks to the capital markets, for healthy demand for agency securities to continue.

However, the U.S. Treasury announced on March 21, 2011 that it intends to sell its portfolio of mortgage-backed securities, which it values at $142 billion over the course of the next twelve months. The Federal Reserve Bank of New York also purchased $1.25 trillion of agency mortgage-backed securities through March 31, 2010, and it is possible that the U.S. Federal Reserve could follow the lead of the U.S. Treasury and begin to sell all or a portion of the mortgage-backed securities that it owns.

Asset managers and insurance companies continue to seek incremental spreads relative to treasury bonds in a low yield environment and financial institutions continue to prefer high quality, liquid fixed income assets to generate strong but conservative net interest margins to repair their balance sheets. Yield spreads on agency mortgage-backed securities are attractive relative to historical spread levels. Prepayments that are being made at rates less than the historical average should provide opportunity to capture such spread, which we refer to as the carry premium. Non-agency securities continue to be priced to high default and loss severity rates and low prepayment scenarios and offer some of the most attractive loss-adjusted yields in the fixed income market.

As the capital markets continue to recover, commercial banks have re-entered the secured lending market which has quickened the pace of asset recovery and the reversion to mean credit spreads. Financing of agency and non-agency securities is currently widely available through, among other vehicles, repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average around 5% for agency securities and average between 20% and 50% for non-agency securities, depending on the specific security used as collateral for such repurchase agreements.

Factors Impacting Our Results of Operations

Prepayment Speeds.    Prepayment speeds, as reflected by the Conditional Prepayment Rate, or CPR, vary according to interest rates, the type of mortgage loan, conditions in financial markets and housing markets, availability of mortgages, borrowers’ credit profile, competition and other factors, none of which can be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans, and as a result, prepayment speeds tend to decrease. When interest rates fall, however, prepayment speeds tend to increase. When house price appreciation is positive, prepayment rates may increase and when house prices depreciate in value, prepayment rates may decline. For securities purchased at a premium, as prepayment speeds increase, the amount of income we will earn on these investments will be less than expected because the purchase premium we will pay for the bonds amortizes faster than expected. Conversely, decreases in prepayment speeds result in income greater than expected and can extend the period over which we amortize the purchase premium. For securities purchased at a discount, as prepayment speeds increase, the amount of income we will earn will be greater than expected because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in income less than expected and can extend the period over which we accrete the purchase discount into interest income.

Interest Rate Environment.    As indicated above, as interest rates rise, prepayment speeds generally decrease, increasing our interest income. Rising interest rates, however, increase our financing costs which may result in a net negative impact on our net interest income. In addition, if we acquire securities collateralized by monthly reset ARMs, and three- and five-year hybrid ARMs, such interest rate increases should result in decreases in our net investment income, as there could be a timing mismatch between the interest rate reset dates on our investment portfolio and the financing costs of these investments. Monthly reset ARMs are ARMs on which coupon rates reset monthly based on indices such as one-month LIBOR. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or ten years) and thereafter reset at regular intervals subject to interest rate caps.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of agency and non-agency securities, which could affect our ability to acquire assets that satisfy our investment objectives.

Mortgage-related Securities Spreads.    Since the credit market disruptions beginning in the summer of 2007, U.S. Treasury yields have declined and yields on mortgage-related securities have increased, resulting in a historically wide difference between the two yields, or the spread relationship. If fixed income market concerns grow, causing mortgage-related security spreads to increase, the value of mortgage-related securities may decline and lenders under our repurchase agreements may require us to post additional collateral for our mortgage-related securities under outstanding repurchase agreements.

Size of Investment Portfolio.    The size of our investment portfolio, as measured by the aggregate unpaid principal balance of our investment portfolio, will also be a key driver of our gross interest income. Generally, as the size of our investment portfolio grows, the amount of interest income that we receive will increase. The larger investment portfolio, however, will drive increased expenses as we will incur additional interest expense to finance the purchase of our investment portfolio.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. Management believes that the estimates and assumptions utilized in the preparation of the consolidated financial statements are prudent and reasonable. A summary of our significant accounting policies is presented in Note 3 to our financial statement appearing elsewhere in this prospectus.

The following is a summary of our accounting policies that are most affected by judgments, estimates and assumptions, which relate to investment accounting, revenue recognition, securities valuation, derivative accounting and income taxes. Each of these items involves estimates that will require management to make judgments that are subjective in nature. We will rely on our Manager’s and TCW’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Under different conditions, we could report materially different amounts using these critical accounting policies.

Investments

ASC 320-10, Debt and Equity Securities, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our securities until maturity, we may, from time to time, sell any of our securities as part of our overall management of our investment portfolio. Accordingly, we will elect to classify substantially all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. See “—Valuation of Financial Instruments.” We do not have an investment portfolio at this time.

ASC 320-10-35, Investments—Debt and Equity Securities: Impairment of Individual Available-for-Sale and Held-to-Maturity Securities, requires us to evaluate securities for other-than-temporary impairment at least on a quarterly basis and more frequently when the economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of recovery in fair value of the security, including assessing valuation and changes in such valuations resulting from deteriorating credit worthiness, and (3) whether it is more likely than not that we will be required to sell the security before recovering its amortized cost. Securities with unrealized losses will not be considered other than-temporarily impaired if we have the ability and intent to hold the securities for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the securities. Unrealized losses on securities that are considered other-than-temporary related to credit losses, as measured by the amount of the difference between the securities’ amortized cost basis and the present value of future cash flows expected to be collected from these securities, will be recognized in earnings. The balance of impairment related to other factors will be recognized in other comprehensive income or through earnings if it is our intent to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis less any current period credit losses.

Valuation of Financial Instruments

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. ASC Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level 1—Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

•

Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our assumptions about the assumptions that market participants would use in pricing an asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we will consult independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market therefor. If there is such an ongoing event, or if quoted market prices are not available, our pricing officer will determine the fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates.

Valuation techniques for RMBS may be based on models that consider the estimated cash flows of each debt tranche of the issuer, establish a benchmark yield, and develop an estimated tranche-specific spread to the benchmark yield based on the unique attributes of the tranche including, but not limited to, the prepayment speed assumptions and attributes of the collateral underlying such securities. To the extent the inputs are observable and timely, the values would be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.

We expect that most of the RMBS that we intend to acquire upon consummation of this offering and the concurrent private placement, along with any related derivative and hedging instruments, will be valued based on the similar-asset valuation approach using Level 2 inputs.

Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than their recorded fair values. Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

Interest Income

Interest income on our mortgage-backed securities is accrued based on the coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted as adjustments to interest income over the lives of the securities using the effective yield method adjusted for the effects of estimated prepayments based on ASC 310-40, Nonrefundable Fees and Other Costs. If our estimate of prepayments is incorrect, we may be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income. Purchased beneficial interests in securitized financial assets are accounted for in accordance with ASC 325-40, Beneficial Interest in Securitized Financial Assets. Interest income is recognized using the effective yield method. The prospective method is used for adjusting the level yield used to recognize interest income when estimates of future cash flows over the remaining life of the security either increase or decrease. Cash flows are projected based on management’s assumptions for prepayment rates and credit losses. Actual economic conditions may produce cash flows that could differ significantly from projected cash flows, and differences could result in an increase or decrease in the yield used to record interest income or could result in impairment losses.

Repurchase Agreements

We intend to finance the acquisition of securities for our investment portfolio through repurchase transactions under master repurchase agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. We intend to enter into master repurchase agreements with approximately 19 financial institutions upon the completion of this offering and the concurrent private placement. The economic terms of our borrowings under these master repurchase agreements will not be determined until we engage in a repurchase transaction under such agreements. We will not engage in any repurchase transactions until after the completion of this offering and the concurrent private placement.

In instances where we acquire securities through repurchase agreements with the same counterparty from whom the securities were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase securities as a derivative instrument if the transaction does not comply with the criteria in ASC 860-10, Transfers and Servicing, for gross presentation. If the transaction complies with the criteria for gross presentation in ASC 860-10, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in securities as a mortgage-related receivable from the counterparty on our balance sheet.

Derivatives and Hedging Activities

We will account for derivative financial instruments in accordance with ASC 815-10, Derivatives and Hedging. ASC 815-10 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Derivatives are used for hedging purposes rather than speculation. We will value derivative financial instruments in accordance with ASC Topic 820. See “—Valuation of Financial Instruments.”

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

Income Taxes

We will operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders. Our TRS will be subject to U.S. federal, state and, if applicable, local income tax.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements.” The ASU requires enhanced disclosures about purchases, sales, issuances, and settlements on a gross basis relating to Level 3 measurements. The disclosure will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact that adoption of this ASU will have on our financial statement disclosures.

Results of Operations

As of the date of this prospectus, we have not commenced operations. We will not build an investment portfolio until we have completed this offering and the concurrent private placement. We are not aware of any material trends or uncertainties, other than economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related investments, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments and other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering and the concurrent private placement, net cash provided by operating activities (including interest and other payments received on and proceeds from the sale of securities in our investment portfolio, and payments received under and proceeds from the sale of derivative instruments that we may purchase), cash from the repurchase agreements we expect to establish upon completion of this offering and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred and/or debt securities.

In the future, we intend to finance our acquisition of securities through the use of repurchase agreements. We expect that our borrowings generally will have maturities that range from one month to one year. We expect our leverage will range between four and twelve times the amount of our stockholders’ equity (calculated in accordance with GAAP). Based on current market conditions, we expect to reach our targeted leverage range within three to six months following the completion of this offering and the concurrent private placement. We may change our targeted leverage range and the timing thereof in response to market conditions and financing terms in the best interests of our stockholders. Our leverage policy includes excess capital over the “haircuts” required to fund our assets to guard against fluctuations in the market prices of our investment portfolio. Under the repurchase agreements, we may be required to pledge additional assets to the repurchase agreement counterparties (i.e., lenders) in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (a margin call), which may take the form of additional securities or cash. Similarly, if the estimated fair value of investment securities increases, lenders may release collateral back to us. Specifically, margin calls would result from a decline in the value of the securities securing our repurchase agreements, prepayments on the mortgages securing such securities and to changes in the estimated fair value of such securities generally due to principal reduction of such securities from scheduled amortization and resulting from changes in market interest rates and other market factors. We intend to enter into master repurchase agreements with financial institutions upon the completion of this offering and the concurrent private placement.

We believe these identified sources of funds will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. Our short-term and long-term liquidity needs include funding future investments, operating costs and distributions to our stockholders. Our ability to meet our long-term liquidity and capital resource requirements may be subject to additional financing. If we are unable to obtain or renew our sources of financing or unable to obtain them on favorable terms, it may have an adverse effect on our financial condition and results of operations.

To qualify as a REIT, we must distribute annually at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital for operations.

Contractual Obligations

As of March 11, 2011, we had no contractual obligations. We intend to enter into a management agreement with our Manager, the managing member of which is a wholly-owned subsidiary of The TCW Group, Inc. Our Manager will be entitled to receive a management fee and be reimbursed for its expenses incurred on our behalf, and, in certain circumstances, receive a termination fee, each as described in the management agreement. See “Our Manager, TCW and the Management Agreement—Our Management Agreement.” Such fees and expenses do not have fixed and determinable payments. The management fee will be payable monthly in arrears in an amount equal to 1/12 of 1.5% of our Equity (as defined below).

“Equity” equals our month-end stockholders’ equity, as computed in accordance with GAAP, adjusted to exclude (i) the effect of any unrealized gains or losses included in retained earnings, (ii) other comprehensive income (loss), (iii) any non-cash compensation expense incurred in current or prior periods and (iv) one-time events pursuant to changes in GAAP.

We will be required to pay or reimburse our Manager for all expenses incurred by it related to our operations, but excluding all employment-related expenses of our and our Manager’s officers and any TCW employees who provide services to us pursuant to the management agreement (other than the compensation of our chief financial officer).

We will also be required to pay a termination fee for our non-renewal of the management agreement without cause. This fee will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

Off-Balance Sheet Arrangements

As of March 11, 2011, we had no off-balance sheet arrangements.

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular quarterly distributions of all or substantially all of our net taxable income to holders of common stock out of assets legally available therefor. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash, we must first meet both our operating requirements and scheduled debt service on our repurchase agreements or other debt payable.

Quantitative and Qualitative Disclosures About Market Risk

The primary market risks that we will be exposed to are interest rate risk, credit risk and prepayment risk. We will also be subject to counterparty risk, funding risk and liquidity risk. We intend to manage the risks associated with our business through the effective and coordinated implementation of our investment strategy, leverage strategy, hedging and interest rate risk management and credit risk management.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities, by affecting the spread between our interest-earning assets and interest-bearing liabilities. Repurchase agreements generally have maturities of 30 to 90 days. The weighted average life of the mortgage-backed securities we intend to acquire is generally longer. The difference in maturities, in addition to a variety of reset dates, reference indices and periodic interest rate caps, creates potential interest rate risk since those variables are likely to differ from the terms of the interest rate payments that we will be required to make under the repurchase agreements that we intend to enter into upon the completion of this offering. Changes in the level of interest rates also can affect the value of the RMBS that will constitute our investment portfolio and our ability to realize gains from the sale of these assets.

We intend to engage in a variety of interest rate management techniques that seek to mitigate the effects of changes in interest rates and other factors. The interest rate hedges that we intend to employ will be consistent with our strategy of maximizing risk-adjusted returns to our investors by generating net income that will be distributed to our stockholders through regular quarterly dividends. We may employ interest rate hedges with respect to our investments, including FRMs, ARMs and hybrid ARMs. We may attempt to offset the potential adverse effects resulting from the rate adjustment limitations on our ARMs and hybrid ARMs and to minimize the differences between interest rate indices and interest rate adjustment periods of our ARMs, hybrid ARMs and related borrowings. We may also use interest rate derivatives to hedge all or a portion of the interest rate risk associated with our borrowings. Our interest rate management techniques may include purchasing:

•	interest rate swaps;

•	interest rate swaptions;

•	interest cancelable swaps;

•	interest rate caps;

•	interest rate corridors;

•	eurodollar futures contracts and options on such contracts; and

•	other interest rate and non-interest rate derivatives, including, but not limited to total return swaps.

When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of our common stock and that the losses may exceed the amount we invest in the instruments. Our profitability and the value of our investment portfolio (including derivatives used for hedging purposes) may be adversely affected during any period as a result of changing interest rates.

Credit Risk

We intend to assess and manage credit risk through a disciplined asset selection process using a top-down analysis, including regional and local property trends, local employment conditions, national loan modification initiatives and differentiating mortgage servicer methods, a bottom-up deal analysis, including detailed collateral analysis, in-depth structural analysis and ongoing surveillance of investments, strategies and trends, and a particular focus on negative home equity.

Our proprietary systems will allow us to understand the risks and opportunities of every mortgage-backed security that we purchase. These systems include default, prepayment and loss severity models that we run monthly on approximately 65,000 RMBS. In addition, we will be able to project loan level cash flows and loss adjusted yields using a proprietary loan-level database and multiple proprietary cash flow models. The loan-level database will be updated monthly and aggregate a wealth of information on more than 30 million loans. Our access to the database’s loan-level information, our ability to utilize and understand such information and our optimization of the credit risk management process based on such understanding gives us a competitive advantage.

Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the loans which underlie the securities in which we intend to invest, which could also cause us to suffer losses.

Prepayment Risk

Mortgage-backed securities represent an interest in pools of mortgage loans as to which principal and interest payments are made by borrowers on the underlying loans. Although the underlying mortgage loans are for specified periods of time, such as 15, 20 or 30 years, the borrowers can, and typically do, pay them off sooner. When that happens, a portion of the mortgage-backed security that represents an interest in the underlying mortgage loan will be prepaid. A borrower is more likely to prepay a mortgage that bears a relatively high rate of interest. This means that in times of declining interest rates, a portion of our higher yielding securities are likely to be redeemed and we will probably be unable to replace those securities with other securities having as high a yield. Therefore, a higher rate of prepayment can result in a lower yield on our investment portfolio. The increased likelihood of prepayment when interest rates decline also limits market price appreciation of mortgage-backed securities. This is known as prepayment risk. Prepayment risk includes not only the risk of early prepayment, but also the possibility that rising interest rates may cause the average lives of mortgage underlying the securities to be longer than anticipated.

It is also important to note that as we receive repayments of principal on our investment portfolio, premiums paid on such investments will be amortized against interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, a decrease in prepayment rates will decelerate the amortization of purchase premiums, thereby increasing interest income earned on the investments. Discounts received on such investments are accreted into interest income using the effective yield method through the expected maturity dates of the investments. In general, a decrease in prepayment rates will slow the accretion of purchase discounts, thereby reducing the interest income earned on the investments.

Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgage loans. In general, when we acquire a FRM or hybrid ARM security, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related agency security. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the FRM or the hybrid ARM security would remain fixed. This situation may also cause the market value of our FRM or our hybrid ARM security to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Counterparty Risk

When we engage in a repurchase transaction, we will initially sell securities to the financial institution under one of our master repurchase agreements in exchange for cash and our counterparty will be obligated to resell the securities to us at the end of the term of the transaction. The cash we receive when we initially sell the securities will be less than the value of those securities, which is referred to as the haircut. If a counterparty to any of our repurchase agreements defaults on its obligations to resell an underlying security back to us at the end of the transaction term, whether due to bankruptcy or otherwise, we will incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities).

In addition, if a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

Funding Risk

We intend to use repurchase agreement financing as a strategy to increase our return on investments. However, we cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. Our lenders may not make repurchase agreement financing available to us at acceptable rates or may require that we pledge additional collateral to cover our borrowings, which we may be unable to do. In addition, our lenders may subsequently exit the market for repurchase agreements. Because we intend to rely primarily on such short-term borrowings, our ability to achieve our investment objective will also depend on our ability to renew or replace on a continuous basis our maturing short-term borrowings.

Liquidity Risk

The assets that will comprise our investment portfolio and that we acquire thereafter are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises, including in response to changes in economic and other conditions.

BUSINESS

General

We are a newly-organized Delaware corporation formed to invest in, finance and manage RMBS. Our principal objective will be to generate net income that will be distributed to our stockholders through regular quarterly dividends from our net interest income, which is the spread between the interest income earned on our investment portfolio and the interest cost of our borrowings and hedging activities. We intend to fund our investments primarily through short-term borrowings structured as repurchase agreements.

The securities in which we intend to invest include single-family residential mortgage pass-through securities and CMOs for which the principal and interest payments are guaranteed by a U.S. Government agency such as GNMA, or a GSE, such as FNMA and FHLMC. We refer to these types of securities as agency securities. In addition, we may acquire RMBS that are not guaranteed by a U.S. Government agency or entity sponsored by the U.S. Government, which we refer to as non-agency securities. The agency securities and non-agency securities that we acquire will represent interests in or be collateralized by ARMs, FRMs or hybrid ARMs. We refer to the specific agency securities and non-agency securities in which we will invest as our investment portfolio.

Our business will be affected by general U.S. residential real estate fundamentals and the overall U.S. economic environment. The current economic and market outlook are shaped in a significant manner by the unprecedented level of fiscal and monetary stimulus that the U.S. Government and Federal Reserve Board provided in the aftermath of the 2008 credit crisis. The current rate environment is characterized by a very steep yield curve with the spread between two-year Treasury Notes and 30-year Treasury Bonds nearly 4%. The Federal Reserve Board has maintained a near-zero bound for the Federal Funds Target Rate, and has reiterated its commitment to fulfilling the mandate of QE2 implemented at the end of 2010. QE2 was intended to promote higher growth and lower unemployment and to maintain price stability in the U.S. economy through the purchase of $600 billion in U.S. Treasury securities through June 2011.

Although the U.S. Treasury had stated its desire to reform GSE’s in a manner designed to attract private capital to the mortgage market, we expect U.S. Government participation in the mortgage market to continue to be significant in the near and intermediate term, minimizing the effect on our investing. The U.S. Treasury announced on March 21, 2011 that it intends to sell its portfolio of mortgage-backed securities, which it values at $142 billion, over the course of the next twelve months. The Federal Reserve Bank of New York also purchased $1.25 trillion of agency mortgage-backed securities through March 31, 2010, and it is possible that the U.S. Federal Reserve could follow the lead of the U.S. Treasury and begin to sell all or a portion of the mortgage-backed securities that it owns.

We will commence operations upon completion of this offering and the concurrent private placement. We intend to qualify as a REIT for U.S. federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2011. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to conduct our operations so that neither we are nor any of our subsidiaries is required to register as an investment company under the Investment Company Act.

We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. The managing member of our Manager is TIMCO, an investment adviser registered with the SEC under the Investment Advisers Act of 1940. TIMCO is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation, which together with its subsidiaries we refer to as TCW. TCW, established in 1971, provides a variety of trust, investment management and investment advisory services. As of March 31, 2011, TCW had more than $120 billion of assets under management or committed for management, including approximately $27 billion of RMBS. Members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers. We will not pay any of these individuals any cash or equity-based compensation. Rather, we will pay our Manager a management fee pursuant to the management agreement. Because neither we nor our Manager will have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO, pursuant to which our Manager will have access to TCW’s employees, infrastructure, business relationships and management expertise. This access to TCW’s infrastructure will allow our Manager to dedicate its time to managing our investment portfolio on our behalf so that we may fully take advantage of opportunities in the mortgage market.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•

Experienced Mortgage Investment Team.    The members of our Manager’s investment committee have an average of 23 years of experience in fixed income asset management, and each has worked for TCW since, at the latest, December 2009. As of March 31, 2011, TCW’s mortgage investment team managed approximately $27 billion of RMBS and we expect that our Manager will be able to leverage the extensive resources of TCW on our behalf. We will also benefit from the presence of TCW’s experienced portfolio managers on our Manager’s investment committee. We expect TCW’s experienced investment team to be a differentiating competitive advantage relative to our competitors.

•

Rigorous Investment Processes.    We intend to employ rigorous analysis with respect to our investments. Our disciplined asset selection process uses a top-down analysis, including regional and local property trends, local employment conditions, national loan modification initiatives and differentiating mortgage servicer methods, and a bottom-up deal analysis, including detailed collateral analysis, in-depth structural analysis and ongoing surveillance of investments, strategies and trends, and a particular focus on negative home equity. Our proprietary systems will allow us to understand the risks and opportunities of mortgage-backed securities that we purchase. These systems include default, prepayment and loss severity models that our Manager runs monthly on approximately 65,000 RMBS. We believe that our Manager’s rigorous investment processes provide us with a competitive advantage.

•

Access to an Established Asset Manager with an Extensive Infrastructure.    Our Manager is an affiliate of TCW and will receive administrative services from one of its principal operating companies, TIMCO. Our Manager will have access to TCW’s infrastructure, including its compliance, corporate finance, fixed income operations, information systems, legal, executive management and risk management functions in addition to its mortgage investment team and related trading desk. Over the years, TCW has developed comprehensive financial monitoring and risk management policies and procedures, which we believe will be beneficial to us. We also expect TCW’s extensive relationships with a significant number of RMBS dealers, servicers and investors to provide us with an extensive network from which to source investment opportunities.

•

Flexible Investment Strategy.    Our investment strategy seeks to optimize our risk-adjusted returns by creating an investment portfolio invested in RMBS in multiple sectors, consisting of both agency securities and non-agency securities. Our investments in agency securities will mitigate credit risk in our investment portfolio due to the guarantee of principal and interest payments by a U.S. Government agency or GSE.

•

Alignment of Interests.    TCW Capital Investment Corporation, a subsidiary of The TCW Group, Inc., and certain employees of TCW will purchase an aggregate of $     million of our common stock at the initial public offering price in a concurrent private placement, resulting in their aggregate ownership of approximately     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters exercise the over-allotment option in full). We believe that the ownership of our common stock by TCW Capital Investment Corporation and certain employees of TCW upon completion of this offering will align their and our interests.

Our Investment Strategy

Our investment strategy is to acquire RMBS and finance these purchases in the capital markets on a leveraged basis in an effort to provide an attractive return on stockholders’ equity. Through this strategy, we will seek to maximize risk-adjusted returns to our investors by generating net income that will be distributed to our stockholders through regular quarterly dividends in amounts to be determined by our Board of Directors.

Our disciplined asset selection process uses both top-down and bottom-up deal analysis. Top-down analysis includes a macroeconomic look at economic conditions in national, regional and local markets. Our Manager provides ongoing surveillance of trends in employment conditions, real estate property price trends, mortgage availability and affordability, and government initiatives and actions in the mortgage markets. Supply and demand dynamics in each fixed income asset class are projected and analyzed. The results provide a basis for potential returns in each of these fixed income asset classes. This top-down analysis and view provide our Manager with insight into relative valuations among and within fixed income asset classes. Bottom-up analysis includes security specific deal analysis, which includes a detailed collateral analysis, in-depth structural analysis and cash flow analysis. Cash flow analysis includes scenario analysis whereby cash flows and returns are projected under a variety of interest rate, prepayment, yield curve shape, volatility and home price scenarios. Proprietary option-adjusted spread valuation and spread regressions are employed as relative value tools to assist in determining individual security selection. Through bottom-up analysis, our investment process is centered around detailed loan level cash flow discovery and analysis on over 30 million loans.

The securities that we intend to acquire provide funds for mortgage loans made to residential homeowners. These securities generally represent interests in pools of mortgage loans made by savings and loan institutions, mortgage bankers, commercial banks and other mortgage lenders. These pools of mortgage loans are assembled for sale to investors, such as us, by various government, government-related or private organizations.

Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, mortgage-backed securities provide for a monthly payment, which consists of both interest and principal. In effect, these payments are a “pass-through” of the monthly interest and scheduled and prepaid principal payments made by the individual borrower on the mortgage loans, net of any fees paid to the issuer, servicer or guarantor of the securities.

The investment characteristics of mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the securities on a more frequent schedule, as described above, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Various factors affect the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally, prepayments on mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.

However, when interest rates are declining, the value of mortgage-backed securities with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of mortgage-backed securities and may have the effect of shortening or extending the duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of mortgage-backed securities may experience reduced returns if the owners of the underlying mortgages pay off their mortgages slower than anticipated. This is generally referred to as extension risk.

We intend to invest in mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or GSE as well as mortgage-backed securities for which the principal and interest payments are not so guaranteed. The agency securities and non-agency securities that we acquire will represent interests in or be collateralized by ARMs, FRMs or hybrid ARMs. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. We intend to base our asset allocation decisions on various factors including, but not limited to, risk-adjusted expected returns, supply and demand, costs of hedging, LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

Based on current market conditions, we expect that our portfolio will consist of approximately 90% agency securities and approximately 10% non-agency securities within three to six months following the completion of this offering and the concurrent private placement. We intend to maintain such targeted investment allocation for the remainder of 2011, subject to market conditions and financing terms. We reserve the right to change our targeted investment allocation in the future.

We intend to acquire assets that will enable us to be exempt from the Investment Company Act and to qualify as a REIT for U.S. federal income tax purposes.

Agency Securities

Mortgage-backed securities in which we intend to invest include single-family residential mortgage pass-through securities and CMOs for which the principal and interest payments are guaranteed by a U.S. Government agency such as GNMA or a GSE such as FNMA or FHLMC. We refer to these types of securities as agency securities.

•

Single-Family Residential Mortgage Pass-Through Certificates.    Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

•

Collateralized Mortgage Obligations.    CMOs are securities that are structured from single-family residential mortgage pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates. CMOs can re-distribute the risk characteristics of pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayment volatility, floating versus fixed interest rate and payment and interest rate risk. Monthly payments of principal, including prepayments, are generally first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

The types of single-family residential mortgage pass-through certificates in which we may invest, or which may comprise the CMOs in which we may invest, are described below.

FHLMC Gold Certificates

FHLMC is a shareholder-owned, federally-chartered corporation created pursuant to an act of the U.S. Congress on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. FHLMC guarantees to each holder of FHLMC gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy its obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FHLMC certificates. (In September 2008, FHLMC was placed into the conservatorship of the U.S. Government and has been receiving significant support from the U.S. Government.)

FHLMC gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. FHLMC certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

FNMA Certificates

FNMA is a shareholder-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder owned company. FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the FNMA certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy its obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FNMA certificates. (In September 2008, FNMA was placed into the conservatorship of the U.S. Government and has been receiving significant support from the U.S. Government.)

FNMA certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. FNMA certificates may pay interest at a fixed rate or an adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA’s guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of FNMA ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

GNMA Certificates

GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development, or HUD. The National Housing Act of 1934, or the Housing Act, authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by GNMA.

TBAs

We may, in the future, utilize “to-be-announced” forward contracts, or TBAs, in order to invest in agency securities. Pursuant to these TBAs, we would agree to purchase, for future delivery, agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular agency securities to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase agency securities through TBAs may be limited by the 75% asset test applicable to REITs. See “U.S. Federal Income Tax Considerations—Taxation of Arbolada Capital Management Company—Asset Tests.”

Non-Agency Securities

In addition to agency securities, we may also acquire non-agency securities, which consist of RMBS that are not guaranteed by a U.S. Government agency or a GSE. Like agency securities, non-agency securities represent interests in “pools” of mortgage loans secured by residential real property. Non-agency securities may be AAA-rated through unrated. The rating, as determined by one or more of the nationally recognized statistical rating organizations, including Fitch, Inc. Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the organization’s view of the creditworthiness of the investment. The mortgage loan collateral for non-agency securities generally consists of residential mortgage loans that do not conform to the U.S. Government agency underwriting guidelines due to certain factors including mortgage balance in excess of such guidelines, borrower characteristics, loan characteristics and level of documentation.

Interest Rate Derivatives

We intend to use interest rate derivatives to seek to mitigate the effects of changes in interest rates, which may include purchasing interest rate swaps, interest rate swaptions, interest cancelable swaps, interest rate caps, interest rate corridors, eurodollar futures contracts and options on such contracts, and other interest rate and non-interest rate derivatives, including, but not limited to total return swaps.

Portfolio Turnover Policy

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we currently expect that we will typically hold assets that we acquire for between two and five years. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of assets earlier than anticipated or hold assets longer than anticipated if we determine it to be appropriate depending upon prevailing market conditions, credit performance, availability of leverage or other factors regarding a particular asset or our capital position.

Investment Committee and Investment Guidelines

Our Manager has established an investment committee, which consists of Messrs. Arentsen, Flack, Kane, Landmann, Rivelle and Whalen. The members of our Manager’s investment committee have an average of 23 years of experience in fixed income asset management, and each has worked for TCW since, at the latest, December 2009. The investment committee has proposed investment guidelines which we expect our Board of Directors to approve. The investment committee will meet as needed to discuss diversification of our investment portfolio, hedging and financing strategies and compliance with the investment guidelines. From time to time, as it deems necessary, our Board of Directors will review our investment portfolio and related compliance with the investment guidelines. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

The investment committee has proposed, and we expect our Board of Directors to approve, the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	any proposed investment by us with or into TCW or any of its affiliates must be made in conformity with TCW’s Trading and Brokerage Policy with respect to transactions with affiliates.

The investment committee may change these investment guidelines at any time with the approval of our Board of Directors, but without any approval from our stockholders. Our investment committee will meet as needed to review these investment guidelines.

Our Policies with Respect to Certain Other Activities

If our Board of Directors determines that additional funding is required and/or beneficial to our strategy, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that we decide to raise additional equity capital, our Board of Directors has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

In addition, we intend to finance the acquisition of investments with traditional forms of financing, such as repurchase agreements. Our Board of Directors will receive an investment report and review our investment portfolio and related compliance with the investment guidelines from time to time, as it deems necessary.

As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.

We intend to engage in the purchase and sale of investments. We will not underwrite the securities of other issuers, nor do we intend to make loans to other persons.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our Board of Directors may change any of these policies without prior notice or a vote of our stockholders.

Exemption from Regulation Under the Investment Company Act

We intend to conduct our operations so that neither we are nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company in accordance with Section 3(a)(1)(C) by ensuring that less than 40% of the value of our total assets on an unconsolidated basis consist of “investment securities” as defined by the Investment Company Act. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because our primary activity will be holding the securities of our wholly-owned and majority-owned non-investment company subsidiaries, which will be engaged in real-estate related businesses.

We expect Arbolada Subsidiary I, LLC and certain other subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying this 55% requirement, based on pronouncements of the SEC staff, the entity may treat securities issued with respect to an underlying pool of mortgage loans sponsored by a United States Government agency as qualifying real estate interests if it holds all of the certificates issued by the pool. The SEC staff has not issued guidance with respect to non-agency whole pool mortgage backed securities. Accordingly, we will rely on our own judgment and analysis in treating non-agency whole pool mortgage backed securities as qualifying assets by analogy to agency whole pool mortgage backed securities. Therefore, the securities that the entity acquires will be limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. Arbolada Subsidiary I, LLC and such other subsidiaries also may be required at times to adopt less efficient methods of financing certain purchases of mortgage-backed securities and may be precluded from acquiring certain types of higher yielding securities. This exemption also prohibits such entities from issuing redeemable securities. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate related-assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). The SEC has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

We expect Arbolada Subsidiary II, LLC and certain other wholly-owned or majority-owned subsidiaries that we may form in the future to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that we may form in the future that are exempted from the definition of “investment company” based on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor the holdings of our subsidiaries to ensure continuing and ongoing compliance with this test.

If we or any of our subsidiaries fail to qualify for and maintain an exemption from registration as an investment company under the Investment Company Act or an exclusion from the definition of an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the Investment Company Act, either of which would have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus.

Competition

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire agency and non-agency securities at attractive prices. In acquiring our securities, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by TCW), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Many of our competitors are not subject to the same operating constraints associated with REIT tax compliance or maintenance of the Investment Company Act exemptions on which we rely. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. Furthermore, competition for investments in agency or non-agency securities may lead to the price of such securities to increase, which may further limit our ability to generate desired returns.

Employees

Neither we nor our Manager have any employees or separate facilities. We will be managed by our Manager pursuant to the management agreement between our Manager and us. Certain members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers and provide services to us on behalf of the Manager pursuant to the terms of the management agreement. Our Manager will enter into an administrative services agreement with TIMCO, pursuant to which our Manager will have access to TCW’s employees, infrastructure, business relationships and management expertise, as necessary for our Manager to perform its obligations and responsibilities under the management agreement.

Legal Proceedings

We and our Manager are not currently subject to any legal proceedings.

OUR MANAGER, TCW AND THE MANAGEMENT AGREEMENT

Our Manager

We will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors.

The managing member of our Manager is TIMCO, an investment adviser registered with the SEC under the Investment Advisers Act of 1940. TIMCO is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation, which together with its subsidiaries we refer to as TCW. TCW provides a variety of trust, investment management and investment advisory services. As of March 31, 2011, TCW had more than $120 billion of assets under management or committed for management, including approximately $27 billion of RMBS.

Members of TCW’s management and its Fixed Income Group, including its mortgage investment team, will serve as our and our Manager’s officers. We will not pay any of these individuals any cash or equity-based compensation. Rather, we will pay our Manager a management fee pursuant to the management agreement. Because neither we nor our Manager will have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO, pursuant to which our Manager will have access to TCW’s infrastructure, including its compliance, corporate finance, fixed income operations, information systems, legal, executive management and risk management functions in addition to its mortgage investment team and related trading desk. This access to TCW’s infrastructure will allow our Manager to dedicate its time to managing our investment portfolio on our behalf so that we may fully take advantage of opportunities in the mortgage market.

Officers of Our Manager

Eric Arentsen is the President of our Manager. Richard M. Villa is the Treasurer of our Manager. Biographical information for Messrs. Arentsen and Villa is set forth under “Management.”

TCW

The TCW Group, Inc. is an indirect subsidiary of Société Générale, S.A. through its direct parent, Société Générale Asset Management, S.A.

TCW serves approximately 1,300 institutional and private clients and over 900,000 retail clients and, as of March 31, 2011, TCW employed approximately 590 individuals, including approximately 147 investment professionals. TCW is based in Los Angeles and has an additional office in New York. TCW’s primary business is the provision of investment management services and its investment activities are divided into five major investment sectors: (i) U.S. fixed income, including mortgage-backed and asset-backed securities; (ii) U.S. large, medium and small capitalization equities; (iii) emerging markets and international debt strategies; (iv) international private equity investment funds, and (v) alternative strategies, including real estate, energy and infrastructure funds.

In February 2010, TCW acquired MetWest, a nationally recognized fixed income investment management firm with approximately $30 billion in assets under management at the time of the acquisition. Key MetWest investment professionals assumed portfolio management responsibilities for all of TCW’s high-grade fixed income client accounts in addition to MetWest’s existing fixed income portfolios and strategies. TCW’s acquisition of MetWest provided TCW clients with access to a broader suite of fixed income products and enhanced TCW’s ability to collaborate with its clients in addressing their investment needs.

The following chart details the breakdown by investment class of TCW’s assets under management as of March 31, 2011:

Total TCW Assets under Management: $120.6 Billion

[1]	Additional mortgage-backed securities are managed within our Core Fixed Income, Low/Intermediate/Long Duration, Core Balanced and Alternative Investments sectors.

TCW has implemented an institutionalized approach to its global asset management business through exceptional management supported by a comprehensive organizational infrastructure. Through the administrative services agreement, our Manager will have access to TCW’s infrastructure. We expect to benefit from key functions of TCW’s infrastructure, including:

•

Mortgage Investment Team: A group that originates, reviews and screens investment opportunities related to RMBS assets, prepares investment committee reports and models, makes recommendations to the investment committee, executes investments, assists in monitoring and valuing of investments and manages acquisitions, divestures and the exit of RMBS investments, including 24 fixed-income professionals dedicated to the mortgage group.

•	Compliance Department: A group that administers TCW’s compliance program which facilitates compliance with applicable legal, regulatory, institutional and client guidelines.

•	Corporate Finance Department: A group that is responsible for TCW’s accounting and financial reporting.

•	Fixed Income Operations: A group that performs key middle and back office functions for certain of the TCW’s fixed income funds and portfolios.

•	Information Technology Department: A team that implements and maintains communication and technological resources for TCW’s operations.

•

Legal Department: A group that, among other things, monitors relevant legislative and regulatory initiatives, examines the implications of various corporate policies, and handles or supervises various regulatory filings.

•	Risk Management Department: A group that provides global supervision of the organization, procedures and controls at TCW in order to assess and control the risks incurred by TCW.

Concurrently with the completion of this offering, TCW Capital Investment Corporation and certain employees of TCW will purchase an aggregate of $     million of our common stock at the initial public offering price (or              shares) in a private placement, resulting in their aggregate ownership of approximately

        % of our outstanding common stock upon completion of this offering and the concurrent private placement (or         % if the underwriters exercise the over-allotment option in full).

Our Management Agreement

Upon completion of this offering and the concurrent private placement, we will enter into a management agreement with our Manager, pursuant to which our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. The material terms of the management agreement are described below.

Management Services

The management agreement requires our Manager to oversee our business affairs in conformity with the operating policies and the investment guidelines proposed by the investment committee of our Manager and approved by our Board of Directors. Our Manager at all times will be subject to the supervision and direction of our Board of Directors, the terms and conditions of the management agreement and such further limitations or parameters as may be imposed from time to time by our Board of Directors. Our Manager is responsible for (i) the selection, purchase, monitoring and sale of our investment portfolio, (ii) our financing and hedging activities and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and will perform such services and activities relating to our assets and operations as may be appropriate, including, without limitation:

•	forming and maintaining the investment committee, which may propose changes to our investment guidelines to be approved by our Board of Directors;

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serving as our consultant with respect to the periodic review of investments, borrowings and operations and other policies and recommendations with respect thereto for approval by our Board of Directors;

•	serving as our consultant with respect to the selection, purchase, monitoring and disposition of our investments;

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serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us or our subsidiaries including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

•	advising us with respect to our Manager Equity Plan, Director Stock Plan and any other equity incentive plan that we may adopt in the future;

•	purchasing and financing investments on our behalf;

•	providing us with portfolio management;

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engaging and supervising, on behalf of us and at our expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar and such other services as may be required relating to our operations or investments (or potential investments);

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

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performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by our Manager and our Board of Directors, including, without limitation, the services in respect of any equity incentive plan, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

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communicating on behalf of us with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our Board of Directors;

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evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT, and with the investment guidelines;

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counseling us regarding the requirements to qualify as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder;

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counseling us regarding the maintenance of our exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us or our subsidiaries by our Manager;

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monitoring the operating performance of our investments and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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investing and re-investing any of our monies and securities (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders) and advising us as to our capital structure and capital-raising activities;

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causing us to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate compliance procedures with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs and (ii) conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

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assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, referred to herein as the Exchange Act, or the Securities Act of 1933, referred to herein as the Securities Act;

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taking all necessary actions to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Internal Revenue Code and Treasury regulations applicable to REITs;

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handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations;

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arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

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using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

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performing such other services as may be required from time to time for the management and other activities relating to our assets as our Board of Directors reasonably requests or our Manager deems appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the terms of the management agreement, our Manager will provide us with a management team, including our chief executive officer, chief financial officer and one or more chief investment officers or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us as described in the management agreement. Except for our chief financial officer, none of the officers or employees of our Manager will be exclusively dedicated to us.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Our Manager will maintain reasonable and customary “errors and omissions” and other customary insurance coverage upon the completion of this offering.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities are listed or that would otherwise not be permitted by our amended and restated certificate of incorporation or bylaws. If our Manager is ordered to take any action by our Board of Directors, our Manager will notify our Board of Directors if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our amended and restated certificate of incorporation or bylaws.

Term and Termination Rights

The management agreement has an initial term expiring on                     , 2014. The management agreement will be automatically renewed for one-year terms thereafter unless terminated by either us or our Manager. The management agreement does not limit the number of renewal terms. Either we or our Manager may elect not to renew the management agreement upon the expiration of the initial term of the management agreement or upon the expiration of any automatic annual renewal terms, both upon 180-days prior written notice to our Manager or us. Any decision by us to not renew the management agreement must be approved by the majority of our independent directors. If we choose not to renew the management agreement, we will pay our Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. If we terminate the management agreement without cause, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates, including The TCW Group, Inc. and its wholly owned subsidiary Trust Company of the West, or any person who has been employed by our Manager or any of its affiliates at any time within the two-year period immediately preceding the date on which the person commences employment with us for two years after such termination of the management agreement. In addition, following any termination of the management agreement, we must pay our Manager all compensation accruing to the date of termination. Neither we nor our Manager may assign the management agreement in whole or in part to a third party without the written consent of the other party, except that our Manager may assign the agreement to any of its affiliates that is its successor by reason of a restructuring or other reorganization. In order for us to assign the management agreement, we must obtain the approval of a majority of our independent directors. Our manager may delegate the performance of any of its responsibilities to an affiliate so long as our Manager remains liable for such affiliate’s performance.

Furthermore, if we decide not to renew the management agreement without cause as a result of the determination by the majority of our independent directors that the management fee is unfair, our Manager may agree to perform its management services at fees the majority of our Board of Directors determine to be fair, and the management agreement will not terminate. Our Manager may give us notice that it wishes to renegotiate the fees, in which case we and our Manager must negotiate in good faith, and if we cannot agree on a revised fee structure at the end of the 60 day negotiation period following our receipt of our Manager’s intent to renegotiate, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the management agreement with 60 days prior written notice for cause, without paying the termination fee, if any of the following events occur, which will be determined by a majority of our independent directors:

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our Manager’s fraud, misappropriation of funds or embezzlement against us or gross negligence (including such action or inaction by our Manager which materially impairs our ability to conduct our business);

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our Manager fails to provide adequate or appropriate personnel that are reasonably necessary for our Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

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a material breach of any provision of the management agreement (including the failure of our Manager to use reasonable efforts to comply with the investment guidelines) if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

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our Manager commences any proceeding relating to its bankruptcy, insolvency, reorganization or relief of debtors or there is commenced against our Manager any such proceeding which results in an order for relief or remains undismissed for a period of 90 days;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; or

•	the dissolution of our Manager.

Management Fee and Reimbursement of Expenses

We do not intend to employ personnel. As a result, we will rely on our Manager to administer our business activities and day-to-day operations. Because neither we nor our Manager will have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO. The management fee is designed to reimburse our Manager for providing personnel to provide certain services to us as described above in “—Management Services.” Our Manager will also be entitled to certain monthly expense reimbursements described below. The management fee will be payable monthly in arrears in cash.

Management Fee.    We will pay our Manager a management fee monthly in arrears in an amount equal to 1/12 of 1.5% of our Equity (as defined below). Our Manager will use the proceeds from its management fee in part to pay TCW for services provided by certain members of its management and its Fixed Income Group, including its mortgage investment team, to us pursuant to the administrative services agreement.

Our Manager will calculate each monthly installment of the management fee within 15 days after the end of each calendar month, and we will pay the monthly management fee with respect to each calendar month within 5 business days following the delivery to us of our Manager’s statement setting forth the computation of the monthly management fee for such month.

“Equity” equals our month-end stockholders’ equity, as computed in accordance with GAAP, adjusted to exclude (i) the effect of any unrealized gains or losses included in retained earnings, (ii) other comprehensive income (loss), (iii) any non-cash compensation expense incurred in current or prior periods and (vi) one-time events pursuant to changes in GAAP.

Our Manager will not receive any incentive compensation pursuant to the terms of the management agreement.

Reimbursement of Expenses.    We will pay, or reimburse our Manager, all our operating expenses. We will not have any employees and will not pay our officers any cash or non-cash equity compensation. Pursuant to the terms of the management agreement, we are not responsible for the employment-related expenses of our and our Manager’s officers and any TCW employees who provide services to us under the management agreement (other than the compensation of our chief financial officer and all other fully dedicated employees that may be hired in the future by our Manager with the approval of our Board of Directors). The costs and expenses required to be paid by us include, but are not limited to:

•	costs incurred in connection with this offering of our common stock, including formation expenses;

•	transaction costs incident to the acquisition, disposition, financing, hedging and ownership of our investments;

•	expenses incurred in contracting with third parties;

•	external legal, auditing, accounting, consulting, investor relations, brokerage and administrative fees and expenses, including in connection with this offering of our common stock;

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all expenses related to the employment of our chief financial officer and all other fully dedicated employees that may be hired in the future by our Manager with the approval of our Board of Directors, including, without limitation, the salary, bonus and other wages, payroll taxes and the cost of employee benefit plans for such employees;

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all compensation and fees paid to our directors or the directors of any of our subsidiaries (excluding those directors who are also non-independent directors (such independence to be determined by our Board of Directors), officers, employees or agents of TCW or any of its affiliates), and all expenses of all such directors incurred in their capacity as such;

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the costs associated with our establishment and maintenance of any repurchase agreement facilities and other indebtedness (including commitment fees, accounting fees, legal fees, closing costs and similar expenses);

•	expenses associated with other securities offerings by us;

•	expenses relating to the payment of dividends;

•	costs incurred by personnel of our Manager for travel on our behalf;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	the costs of insurance, including director and officer insurance;

•	all costs of organizing, modifying or dissolving our company or any subsidiary and costs in preparation of entering into or exiting any business activity;

•	all costs and expenses related to (A) the design and maintenance of our web site or sites and (B) our pro rata share of any computer software, hardware or information technology services that we use;

•	all costs and expenses related to the acquisition or customization of technological systems solely for our benefit and use;

•	our pro rata portion of the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us;

•	settlement, clearing, and custodial fees and expenses relating to us;

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the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of us;

•	the costs of administering our Manager Equity Plan, Director Stock Plan any other equity incentive plan we may adopt in the future;

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our pro rata portion of rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery, insurance and other office, internal and overhead expenses of our Manager and its affiliates required for our operations;

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any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such director or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

Administrative Services Agreement

Because neither we nor our Manager have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO pursuant to which our Manager will be provided with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement, the nature of such services to be agreed from time to time between our Manager and TIMCO. In addition, TIMCO will be required to provide our Manager with the services of certain members of TCW’s management and its Fixed Income Group, including its mortgage investment team, who will serve as the officers of our Manager and us. Pursuant to the terms of the management agreement, such officers will include a chief executive officer, chief financial officer and one or more chief investment officers.

TIMCO may assign its rights and obligations thereunder to any of its affiliates. In addition, with the approval of our board of directors, we may agree to assume any number of administrative services that would otherwise be required to be provided to our Manager by TIMCO. If either we or our Manager elect to terminate the management agreement pursuant to its terms (as described above), the administrative services agreement would likewise be terminated.

We will not be a party to the administrative services agreement. Therefore, we will not have any recourse against TIMCO if it does not fulfill its obligations under the administrative services agreement or it elects to assign the agreement to one of its affiliates.

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and TCW

Management Agreement

We, our officers, certain of our directors and our Manager will face conflicts of interest because of our relationships with each other. We were incorporated by TCW Capital Investment Corporation, an affiliate of our

Manager, and the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a management fee, which is not tied to our performance. The management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in increased risk in our investment portfolio.

Our management agreement may only be terminated without cause, as defined in the management agreement, after the completion of its initial term on                     , 2014, or the expiration of each automatic annual renewal term. We are required to provide 180-days prior written notice of non-renewal of the management agreement and must pay a termination fee on the last day of the initial term or any automatic annual renewal term, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only elect not to renew the management agreement with or without cause with the consent of the majority of independent directors. These provisions make it difficult to terminate the management agreement and increase the effective cost to us of not renewing the management agreement.

Time Commitments of Our Management Team

Our Manager will be responsible for making all of our investments. Each of our and our Manager’s officers, as well as the members of TCW’s management and its Fixed Income Group who will provide services to us, is an employee of a subsidiary of The TCW Group, Inc. and none of them (other than our chief financial officer) will devote his time to us exclusively. Messrs. Arentsen, Flack, Kane, Landmann, Rivelle and Whalen, who are members of our Manager’s investment committee, will provide services to us and may provide services to TCW or other RMBS investment vehicles that have been or may be sponsored by TCW in the future.

Investment Activities

Affiliates of our Manager are engaged in a broad spectrum of activities, including financial advisory services, brokerage services, principal investments and sponsoring and offering public and private investment funds. TCW’s Fixed Income Group manages a number of open- and closed-end public and private funds, as well as separate accounts that invest in similar types of assets to those that we intend to acquire upon the completion of this offering and the concurrent private placement. In the ordinary course of their businesses, those affiliates may engage in activities in which their interests or the interests of their clients may conflict with or be adverse to our interests. TCW and its affiliates will not sponsor any other publicly traded REITs that invest primarily in RMBS so long as an affiliate of TCW continues to manage us.

Allocation of Investment Activities.    In addition to us, our Manager and its affiliates also manage, and in the future may manage, Other TCW Accounts. Our investment policies, fee arrangements and other circumstances may vary from those of Other TCW Accounts. When a particular investment would be appropriate for us as well as one or more Other TCW Accounts, such investment will be apportioned by our Manager and its affiliates in good faith in a manner they determine to be fair and equitable. Such apportionment may not be strictly pro rata depending on their good faith determination of all relevant factors, including differing investment objectives, account liquidity, diversification considerations and the terms of the relevant documents. Similar good faith apportionment principles will apply, as necessary, in dispositions of an investment held by us and one or more Other TCW Accounts. All of the foregoing procedures could in certain circumstances adversely affect the price we paid or received or the size of the position we purchased or sold (including prohibiting us from purchasing a position) or may limit the rights that we may exercise with respect to an investment. In addition, we may invest in portfolio issuers in which Other TCW Accounts invest, either concurrently with our investment or subsequent or prior to our investment. Our Manager and its affiliates may from time to time incur expenses in connection with investments to be made on behalf of the Other TCW Accounts and us. Our Manager and its affiliates will attempt to allocate such expenses on a basis they consider to be equitable. Certain provisions of TCW’s Trading and Brokerage Policy are applicable to the allocation of investment activities.

Investments.    We may take different positions in classes of securities of the same RMBS in which an Other TCW Account has invested. In such event, we and such Other TCW Account may have conflicting interests because we are investing in different classes of securities of the same issuer.

Affiliates of our Manager have long-term relationships with a significant number of RMBS dealers and servicers. They also have relationships with numerous investors, including institutional investors and their senior management. The existence and development of these relationships may influence whether or not our Manager undertakes a particular investment on our behalf, and if so, the form and level of such investment. Similarly, our Manager may take the existence and development of such relationships into consideration in its management of us and our investments.

Effective July 6, 2001, The TCW Group, Inc. became an indirect subsidiary of Societe Generale, S.A., or, together with its affiliates, the SocGen Entities, upon the sale of a majority of its stock to Societe Generale Asset Management, S.A. As a result of the acquisition, broker-dealers, banks and other financial intermediaries and institutions are now related to the Manager and its affiliates. To the extent permitted by law and by the above-described restrictions, our Manager may cause us to enter into principal, agency or other transactions with the SocGen Entities, including but not limited to trading on either a principal or agency basis with a broker or dealer that is a SocGen Entity. In any transaction with an affiliated party, the affiliated party may receive compensation. As a component of our investment guidelines, we expect the independent members of our Board of Directors to adopt TCW’s policy with respect to transactions with affiliates contained in its Trading and Brokerage Policy.

Cross-Transactions.    Subject to certain limitations contained in TCW’s Trading and Brokerage Policy, our Manager may effect client cross-transactions in which our Manager causes a transaction to be effected between an Other TCW Account and us. While we intend to comply with applicable law as well as TCW’s internal policies with respect to cross-transactions, there can be no assurance that a conflict will not arise with respect to the interests of our Manager and/or the counterparty to such a cross-transaction and us.

TCW’s Fixed Income Group manages a number of open- and closed-end public and private funds, as well as separate accounts that invest in similar types of assets to those that we intend to acquire upon the completion of this offering and the concurrent private placement. As a component of our investment guidelines, we expect the independent members of our Board of Directors to adopt TCW’s policy with respect to transactions with affiliates contained in its Trading and Brokerage Policy. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of TCW’s Fixed Income Group will face in making investment decisions on behalf of TCW, any other TCW-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with TCW that would give us any priority over TCW, any of its affiliates or any such TCW-sponsored investment vehicle in opportunities to invest in mortgage-related securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and TCW to provide.

MANAGEMENT

The following table sets forth certain information about our directors and executive officers.

Name	Age	Position with Us
Eric Arentsen	48	Director, President and Chief Executive Officer
Richard M. Villa	47	Interim Chief Financial Officer
Mitch Flack	50	Co-Chief Investment Officer
Bryan Whalen	35	Co-Chief Investment Officer
David Lippman	52	Executive Vice President and Director Nominee
John A. Gavin	80	Independent Director Nominee
Andrew Tarica	52	Independent Director Nominee
Daniel D. Villanueva	73	Independent Director Nominee

Biographical information for each of our executive officers and our directors is set forth below.

Eric Arentsen is our President and Chief Executive Officer, as well as a director of our company, and the President of our Manager. Mr. Arentsen has been a managing director of TCW since 1999 and is a senior member of TCW’s Fixed Income Group with responsibilities including portfolio management, security analysis, portfolio structuring; systems design and development; and client communication and support. Mr. Arentsen previously worked at the William Simon Group and Kidder, Peabody & Co. Mr. Arentsen holds a BS in Mathematics from the University of California at Riverside. We believe that Mr. Arentsen is qualified to serve as a member of our Board of Directors due to his 24 years of financial services industry experience and his current role as a managing director of TCW.

Richard M. Villa is our interim Chief Financial Officer and the Treasurer of our Manager. Mr. Villa is TCW’s Managing Director and Chief Financial Officer, responsible for managing financial operations, and an officer of TCW Capital Investment Corporation. Prior to joining TCW as Controller in 2002, Mr. Villa was a Senior Vice President and Director of Finance for Fidelity Federal Bank where he was responsible for the treasury and accounting functions of the bank. Previously, he was an Audit Manager with Deloitte & Touche LLP where he specialized in serving financial services companies, including banks and investment companies. Before that, he was in the management training program of The Union Bank of California. Mr. Villa received his BS in Finance from Arizona State University and is a member of the American Institute of Certified Public Accountants.

Mitch Flack is our co-Chief Investment Officer. Mr. Flack is a Managing Director in TCW’s U.S. Fixed Income Group and co-heads the Mortgage-Backed Securities Group at TCW. Mr. Flack joined TCW in 2009 during the acquisition of MetWest. Prior to joining TCW, Mr. Flack was a partner and co-head of MetWest’s Structured Products Group. Mr. Flack also previously worked at Bear Stearns & Co. and Southern California Savings. Mr. Flack holds a bachelor’s degree in Business Economics from the University of California, Santa Barbara and an MBA from the University of Chicago.

Bryan Whalen is our co-Chief Investment Officer. Mr. Whalen is a Managing Director in TCW’s U.S. Fixed Income Group and co-heads the Mortgage-Backed Securities Group at TCW. Mr. Whalen joined TCW in 2009 during the acquisition of MetWest. Prior to joining TCW, Mr. Whalen was a partner and co-head of MetWest’s Structured Products Group. Mr. Whalen also previously worked at Credit Suisse and Donaldson, Lufkin & Jenrette. Mr. Whalen earned a bachelor’s degree in Economics from Yale University. He is a Chartered Financial Analyst (CFA) charterholder.

David Lippman is our Executive Vice President as well as a nominee to serve as a member of our Board of Directors. Prior to joining TCW in 2009 as a Group Managing Director and Head of Fixed Income, Mr. Lippman oversaw MetWest’s strategy and operations as Chief Executive Officer, and was a member of both the credit committee (which determined strategies for corporate securities) and the structured products committee (which determined strategies for mortgage-backed and asset-backed securities). He was the president and principal executive officer of the Metropolitan West Funds. Mr. Lippman also previously worked at Credit Suisse First Boston and Drexel Burnham Lambert. Mr. Lippman is a graduate of Drew University and holds a J.D. from Hofstra University. He is also a member of the Board of Directors of TCW. We believe that Mr. Lippman is qualified to serve as a member of our Board of Directors due to his 29 years of financial industry experience, his former role as the Chief Executive Officer of MetWest and his current role as Group Managing Director and Head of Fixed Income at TCW.

John A. Gavin is a nominee to serve as a member of our Board of Directors. Ambassador Gavin served as the United States Ambassador to Mexico from 1981 to 1986. He is the Chairman of Gamma Holdings, an international capital and consulting firm, which he founded in 1968, and Senior Counselor to Hicks Trans American Partners (a division of Hicks Holdings). Ambassador Gavin currently serves on the boards of Anvita Health (a medical decision support systems start-up), Causeway Capital Management Trust (of which he is Chairman), Claxson Interactive Group, Inc. (an integrated provider of branded entertainment in Ibero-America), The Hotchkis & Wiley Funds (Chairman), TCW Funds Inc. and the TCW Strategic Income Fund, a publicly-traded closed end Fund. We believe that Ambassador Gavin is qualified to serve as a member of our Board of Directors due to his substantial experience serving on numerous boards of directors, particularly his current roles as Chairman of Causeway Capital Management Trust and The Hotchkis & Wiley Funds.

Andrew Tarica is a nominee to serve as a member of our Board of Directors. Since February 2001, Mr. Tarica has been the Chief Executive Officer of Meadowbrook Capital Management, a fixed income asset management company that has also managed a fixed income hedge fund. From 1993 to 1999, Mr. Tarica was a Managing Director in the Fixed Income Group at Donaldson, Lufkin & Jenrette. Since 2005, he has also served as an employee of Sanders Morris Harris, a Houston-based broker-dealer, where he manages a fixed income portfolio. Mr. Tarica is the Chairman of the Board of Directors of Metropolitan West Funds, a position he has held since 2008. We believe that Mr. Tarica is qualified to serve as a member of our Board of Directors due to his extensive financial services industry experience and his current role as the Chief Executive Officer of Meadowbrook Capital Management.

Daniel D. Villanueva is a nominee to serve as a member of our Board of Directors. Since January 2006, Mr. Villanueva has been a partner at RC / Fontis Partners, a southern California private equity firm. From 1990 to 2005, Mr. Villanueva was the Chairman and Managing Director of Bastion Capital Corporation. Mr. Villanueva serves as a member of the Boards of Directors of Metropolitan West Funds, Banamex (USA) and Southwest Airlines. In addition, in the past five years, he has also served on the Boards of Directors of the New America Alliance, Fleetwood Enterprises and the New Mexico State University Foundation, and as a member of the Board of Trustees of Chapman University. We believe that Mr. Villanueva is qualified to serve as a member of our Board of Directors due to his extensive financial services industry experience and his substantial experience serving on numerous boards of directors, including those of Banamex (USA) and Southwest Airlines.

Composition of Board

Our Board of Directors currently consists of one member, Mr. Arentsen. Upon the completion of this offering, we expect our Board of Directors to consist of five directors, of whom we expect three to qualify as independent directors under the corporate governance standards of the NYSE and, as applicable, the independence requirements of Rule 10A-3 of the Exchange Act. Within 90 days of the completion of this offering, we expect that our Board of Directors will expand the number of directors to seven, and pursuant to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, elect two additional individuals to serve as directors, one of whom we expect to qualify as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 under the Exchange Act.

Risk Management and Oversight

Our full Board of Directors oversees our risk management process. Our Board of Directors oversees a company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks as well as financial risks, and effective upon the consummation of this offering, will also be responsible for overseeing potential conflicts of interests. Effective upon the listing of our common stock on the NYSE, our nominating and corporate governance committee will be responsible for overseeing the management of risks associated with the independence of our Board of Directors. Pursuant to the Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Board Committees

We expect our Board of Directors to have an executive committee, audit committee, compensation committee, and nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members will serve on these committees until their respective resignations or until otherwise determined by our Board of Directors. Our Board of Directors may from time to time establish other committees.

Executive Committee

The executive committee will manage our business and affairs during intervals between meetings of our Board of Directors and will be empowered to make timely decisions on such matters where a delay would not be in our best interest. The executive committee will not be authorized to act with respect to matters that are specifically reserved for another committee of our Board of Directors, and its authority will be further limited by our amended and restated certificate of incorporation, amended and restated bylaws, the rules of the NYSE, the General Corporation Law of the State of Delaware, or DGCL, and other applicable laws and regulations. Upon the completion of this offering, we will appoint three directors to the executive committee.

Audit committee

The audit committee will:

•

review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary;

•	review our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	review our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters; and

•

have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Upon the completion of this offering, we will appoint two directors to the audit committee who will each qualify as an audit committee financial expert and as an “independent” director as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. We expect to appoint an additional independent director to the audit committee within 90 days of the completion of this offering.

Compensation committee

The compensation committee will:

•	review the terms of the management agreement and evaluate the performance of our Manager thereunder;

•	review and adopt all employee (including management and director) compensation plans, programs and arrangements, including any stock option grants and perquisites and fringe benefit arrangements;

•	oversee and periodically review the operation of any stock-based employee (including management and director) compensation plans that we may adopt;

•	periodically review the independent directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws; and

•	approve corporate goals and objectives of our general compensation and employee benefit plans and determine whether such goals are met.

Upon the completion of this offering, we will appoint three directors to the compensation committee, all of whom will qualify as “non-employee” directors as defined in Rule 16b-3 under the Exchange Act, as “outside” directors under Section 162(m) of the Internal Revenue Code and as “independent directors” under the rules of the NYSE.

Nominating and corporate governance committee

The nominating and corporate governance committee will:

•	be responsible for screening, identifying and recommending to the Board candidates for Board membership;

•	advise the Board with respect to the composition and procedures of the Board as a whole;

•	advise the Board with respect to the composition and procedures of other committees of the Board;

•	advise the Board with respect to the corporate governance principles applicable to us; and

•	oversee the evaluation of the board and management.

Nominations of persons for election to the Board of Directors may be made by a stockholder of record on the date of the giving of notice as provided in our bylaws, and such nominees will be reviewed by our nominating and corporate governance committee.

Upon the completion of this offering, we will appoint three directors to the nominating and corporate governance committee who will each qualify as an “independent” director as defined under the rules of the NYSE.

Code of Business Conduct and Ethics

We expect our Board of Directors to adopt TCW’s Code of Ethics. This conduct policy will apply to our officers and directors and the employees of TCW who provide services to us. Among other matters, TCW’s Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

A summary of TCW’s Code of Ethics is filed as Exhibit 99.5 to the registration statement of which this prospectus is a part.

Compensation Committee Interlocks and Insider Participation

We have not paid, and do not intend to pay, any of our executive officers any cash or equity-based compensation, though we will reimburse our Manager for any expenses related to the cash or equity-based compensation of our Chief Financial Officer. We will pay our Manager a management fee pursuant to the management agreement, the terms of which are described in “Our Manager, TCW and the Management Agreement—Our Management Agreement.”

Any amendments to the management agreement that would change the terms of our Manager’s compensation would have to be approved by the compensation committee of our Board of Directors. None of our executive officers is a member of the compensation committee of our Board of Directors. No member of the compensation committee of our Board of Directors is an executive officer or a member of the Board of Directors (or bodies performing similar functions) of TCW or any of its affiliates, including our Manager.

Director Compensation

We have not paid any cash compensation or granted any equity-based awards to any of the members of our Board of Directors since our incorporation. We do not have, and we do not currently intend to adopt, any plans or programs for our directors that provide for pension benefits or the deferral of compensation.

Any member of our Board of Directors who is also an employee of TCW or its affiliates will not receive any compensation from us for serving on our Board of Directors.

Each independent director will receive an annual retainer of $30,000 in quarterly payments in advance, $1,000 per Board or committee meeting attended via telephone and $2,000 per Board or committee meeting attended in person. We will also reimburse our independent directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. In addition, the chair of each committee will be paid an annual retainer of $10,000 and other committee members will be paid an annual retainer of $5,000.

Following the completion of this offering and the concurrent private placement, we will grant to each of our non-employee directors awards of 3,000 restricted shares of common stock, 1,000 of which will become vested following the applicable director’s completion of each of twelve, twenty-four and thirty-six months of continued service on our Board of Directors following the grant date. We intend to adopt the Director Stock Plan for the purpose of making grants of equity-based compensation awards to our non-employee directors, including these restricted common stock awards. See “—Equity Incentive Plan— Director Stock Plan” below for a description of this plan and the circumstances in which the vesting of these awards may be accelerated.

Executive Compensation

Compensation Discussion and Analysis

We have not paid, and we do not intend to pay, any cash or non-cash equity compensation to any of our officers, other than through our equity incentive plan, and we do not currently intend to adopt any additional policies with respect thereto. Our management agreement provides that our Manager will provide us with a management team, including our chief executive officer, chief financial officer and chief investment officer or similar positions. TCW will determine the levels of base salary and cash incentive compensation that may be earned by our officers, each of whom are employees of TCW, based on the time required for the performance of the duties of our Manager under the management agreement and such other factors as TCW may determine are appropriate. TCW will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. Compensation paid to our officers will be paid by TCW, except that we will reimburse our Manager for expenses related to the compensation of our chief financial officer. The fees that we pay our Manager under the management agreement will, through the distributions of our Manager’s income to its parent and, in turn, to TCW, be one of the sources of funds that TCW will use to compensate our officers.

Manager Equity Plan

Our Board of Directors intends to adopt, and our sole current stockholder intends to approve, the Manager Equity Plan. This equity incentive plan provides for the issuance of equity-based awards, including stock options, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our Manager. The maximum number of shares that may be made subject to awards under the Manager Equity Plan will be equal to 1 3/4% of the number of shares of our common stock sold in this offering and the concurrent private placement, to be adjusted on January 1 of each following calendar year to equal 1 3/4% of the number of then-outstanding shares of our common stock.

If any vested awards under the Manager Equity Plan are paid or otherwise settled without the issuance of shares of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Manager Equity Plan. If any awards under the Manager Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Manager Equity Plan. Shares issued under the Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us.

In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Manager Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Manager Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Internal Revenue Code.

Upon termination of the management agreement by us for cause, or by the Manager without cause, any then unvested awards held by our Manager will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Manager Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Internal Revenue Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Internal Revenue Code.

We do not plan to issue any equity-based compensation pursuant to the Manager Equity Plan in connection with this offering and the concurrent private placement. We will decide whether to make any such grants in the future.

Director Stock Plan

Our Board of Directors intends to adopt, and our sole current stockholder intends to approve, the Arbolada Non-Employee Director Stock Plan, or the Director Stock Plan, which will provide for the issuance of restricted or unrestricted shares of our common stock or restricted stock units. The Director Stock Plan is intended, in part, to implement our program of non-employee director compensation. The maximum number of shares that may be made subject to awards under the Director Stock Plan will be equal to  3/4% of the number of shares of our common stock sold in this offering and the concurrent private placement, to be adjusted on January 1 of each following calendar year to equal  3/4% of the number of then-outstanding shares of our common stock.

If any vested awards under the Director Stock Plan are paid or otherwise settled without the issuance of shares of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Director Stock Plan. If any awards under the Director Stock Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Director Stock Plan. Shares issued under the Director Stock Plan may be authorized but unissued shares or shares that have been reacquired by us.

In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Director Stock Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; and (iii) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Director Stock Plan are intended to either be exempt from, or comply with, Section 409A of the Internal Revenue Code.

Each award of restricted stock or restricted stock units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the compensation committee, upon a non-employee director’s removal or resignation from our board of directors, the director will forfeit any as yet unvested awards granted under the Director Stock Plan. Upon a change in control of us (as defined under the Director Stock Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Internal Revenue Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Internal Revenue Code.

Following the completion of this offering and the concurrent private placement, we will grant to each of our non-employee directors awards of 3,000 restricted shares of common stock, which will become vested ratably in equal installments on each of the first three anniversaries of the grant date subject to the applicable director’s continued service on our Board of Directors on each applicable vesting date. The restricted share grants made to our non-employee directors will generally entitle the non-employee directors to receive cash dividends on the shares, whether or not still subject to restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock, and all executive officers, directors and director nominees, individually and as a group.

Amount of Beneficial Ownership(1)
	Immediately Prior to This Offering and the Concurrent Private Placement		Immediately After This Offering and the Concurrent Private Placement(2)
Name and Address of Beneficial Owner(3)	Number of Shares	Percent	Number of Shares	Percent
TCW Capital Investment Corporation	100	100%
Eric Arentsen	—	—
Richard M. Villa	—	—
Mitch Flack	—	—
Bryan Whalen	—	—
David Lippman	—	—
John A. Gavin	—	—
Andrew Tarica	—	—
Daniel D. Villanueva	—	—
All executive officers, directors and director nominees as a group (8 persons)	—	—

*	Less than 1%.
(1)	In accordance with SEC rules, beneficial ownership includes: all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
(2)	Assumes no exercise of the underwriters’ over-allotment option.
(3)	The address for TCW Capital Investment Corporation and each of the executive officers and directors listed above is 865 South Figueroa Street, Ste. 1800, Los Angeles, CA 90017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

TCW Capital Investment Corporation is currently our sole stockholder. Concurrently with the completion of this offering, TCW Capital Investment Corporation and certain employees of TCW will purchase an aggregate of $         million of our common stock at the initial public offering price (or              shares) in a private placement, resulting in their aggregate ownership of approximately         % of our outstanding common stock upon completion of this offering and the concurrent private placement (or         % if the underwriters exercise the over-allotment option in full). The stock purchase agreement effecting the concurrent private placement will contain customary representations, covenants and conditions.

Upon completion of this offering, we and our Manager will enter into a management agreement, pursuant to which our Manager will manage our day-to-day operations. We will pay our Manager a monthly management fee and will reimburse our Manager for certain expenses. Our Manager will earn a management fee regardless of the performance of our investments. See “Our Manager, TCW and the Management Agreement—Our Management Agreement” for more information regarding the services our Manager will provide to us and the fees we will pay to our Manager. Because neither we nor our Manager will have any employees or separate facilities, our Manager will enter into an administrative services agreement with TIMCO pursuant to which our Manager will be able to utilize TCW’s employees, infrastructure, business relationships and management expertise.

Upon completion of this offering, we, TCW Capital Investment Corporation, our Manager and certain employees of TCW will enter into a registration rights agreement with regard to the common stock owned by TCW Capital Investment Corporation and certain employees of TCW upon completion of the concurrent private placement and with respect to common stock that may be granted to our Manager under the Manager Equity Plan. Pursuant to the registration rights agreement, we will grant to TCW, our Manager and certain employees of TCW (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

We intend to enter into an Indemnification Agreement with each of our directors and officers, a form of which agreement is filed as Exhibit 10.7 to the registration statement of which this prospectus is a part.

We have not entered into any other transactions in which any other director or officer or stockholder of ours or our Manager has any material interest.

Related Person Transaction Policies

As a component of our investment guidelines, we expect the independent members of our Board of Directors to adopt TCW’s policy with respect to transactions with affiliates contained in its Trading and Brokerage Policy.

In addition, we expect our Board of Directors to review and adopt TCW’s Code of Ethics, and to make such Code of Ethics applicable to all our directors, officers and the persons who provide services to us pursuant to the management agreement. TCW’s Code of Ethics provides that all directors and employees must conduct themselves in such fashion as to avoid any actual or potential conflicts of interest or any abuses of a position of trust for such employees’ personal benefit.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and preferred stock and related provisions of our amended and restated certificate of incorporation and bylaws as they will be in effect upon the closing of this offering. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our amended and restated certificate of incorporation and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Immediately before the completion of this offering, we will amend and restate our certificate of incorporation and our bylaws. Our amended and restated certificate of incorporation will provide that we may issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. As of March 11, 2011, 100 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Upon completion of this offering and the concurrent private placement,              shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. If the underwriters exercise their option to purchase an additional              shares solely to cover over-allotments,              shares of our common stock would be outstanding immediately after this offering and the concurrent private placement.

Common Stock

Voting Rights

Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders will be entitled to one vote per share. Our common stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.

Dividend Rights

Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our Board of Directors. Dividends consisting of common stock may be paid only as follows: (i) common stock may be paid only to holders of common stock; and (ii) shares shall be paid proportionally with respect to each outstanding common share. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.

Liquidation Rights

On our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for dividend to common stockholders.

Other Matters

In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), our common stockholders, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares. Upon completion of this offering and the concurrent private placement, all the outstanding shares of common stock will be validly issued, fully paid and non-assessable.

Registration Rights Agreement with TCW Capital Investment Corporation

We will enter into a registration rights agreement with TCW Capital Investment Corporation, our Manager and certain employees of TCW with regard to the common stock owned by TCW Capital Investment Corporation and certain employees of TCW upon completion of this offering and with respect to common stock that may be granted to our Manager under the Manager Equity Plan. Pursuant to the registration rights agreement, we will grant TCW Capital Investment Corporation, our Manager and certain employees of TCW (i) unlimited demand registration rights to have these shares registered for re-sale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” We will not be required to register shares of common stock pursuant to a demand made under the registration rights agreement unless the amount of the demand is equal to at least 20% of all shares eligible for the such registration or accounts for all remaining registrable securities of a holder.

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the completion of this offering and the concurrent private placement. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Restrictions on Ownership and Transfer of Our Capital Stock

In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2011, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2011, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our amended and restated certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our amended and restated certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Pursuant to our amended and restated certificate of incorporation, our Board of Directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our Board of Directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change.

Our amended and restated certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board of Directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board of Directors such conditions, representations and undertakings as our Board of Directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our amended and restated certificate of incorporation, our amended and restated certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trust may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owned by the proposed transferee to the trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our amended and restated certificate of incorporation.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, which will be filed with the State of Delaware and become effective immediately prior to the completion of this offering, and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our Board of Directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.

Elimination of the Ability to Call Special Meetings

Our bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our president, pursuant to a resolution adopted by a majority of our Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or by the chairman of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Removal of Directors; Board of Directors Vacancies

Our amended and restated certificate of incorporation provides that members of our Board of Directors may only be removed for cause, and only with the affirmative vote of the holders of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our by-laws provide that only our Board of Directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and By-laws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our Board of Directors to amend any provisions of our certificate of incorporation, except that provisions of our amended and restated certificate of incorporation relating to the powers, numbers, classes, elections, terms and removal of our directors, as well as the ability to fill vacancies on our Board of Directors requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation (i) grants our Board of Directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the DGCL and (ii) requires that stockholders may only amend our bylaws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.

The foregoing provisions of our amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our original certificate of incorporation, we have elected not to be bound by Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is                     . The principal business address of the transfer agent and registrar is                     .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Immediately prior to this offering, we had 100 shares of our common stock issued and outstanding. Upon completion of this offering and the concurrent private placement,              shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. If the underwriters exercise their option to purchase an additional              shares solely to cover over-allotments,              shares of our common stock will be issued and outstanding immediately after the completion of this offering and the concurrent private placement.

Lock-Up Agreements

TCW Capital Investment Corporation, our Manager and each of our officers and directors have agreed, subject to certain exceptions and extensions in certain circumstances, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock, or derivatives of our common stock owned by these persons upon the completion of this offering and the concurrent private placement or common stock issuable upon exercise of options or warrants held by these persons, for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. Transfers or dispositions may be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, subject to certain exceptions. There are no agreements between the representatives and us, TCW Capital Investment Corporation, our Manager or any of our officers or directors releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

Registration Rights

We will enter into a registration rights agreement with TCW Capital Investment Corporation, our Manager and certain employees of TCW with regard to the common stock owned by TCW Capital Investment Corporation and such employees of TCW upon completion of this offering and common stock that may be granted to our Manager under the Manager Equity Plan. Pursuant to the registration rights agreement, we will grant to TCW Capital Investment Corporation, our Manager and certain employees of TCW (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” We will not be required to register shares of common stock pursuant to a demand made under the registration rights agreement unless the amount of the demand is equal to at least 20% of all shares eligible for such registration or accounts for all remaining registrable securities of a holder.

Rule 144

In general, under Rule 144 of the Securities Act, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have beneficially owned restricted securities within the meaning of Rule 144 for at least six months, are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering and the concurrent private placement; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of Arbolada Capital Management Company. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Arbolada Capital Management Company,” “we,” “our” and “us” mean only Arbolada Capital Management Company and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Arbolada Capital Management Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive Arbolada Capital Management Company stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Arbolada Capital Management Company stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Arbolada Capital Management Company

We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2011, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this offering of our common stock, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, commencing with our initial taxable year ending December 31, 2011. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 35%. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRSs, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

7.	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2011). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stocks. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries.    If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Interest Income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16.

We intend to invest in agency and non-agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that such mortgage-backed securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit, or REMIC, for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.

We may purchase agency securities through “to-be-announced” forward contracts, or TBAs, and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect to have significant income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% and 95% gross income tests. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

Dividend Income.    We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income.    Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Hedging Transactions.    Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Timing Differences Between Receipt of Cash and Recognition of Income.    Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally recognized as income when, and to the extent that, any payment of principal on the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such securities. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the securities are not made.

In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis.

In addition, in the event mortgage-backed securities, or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities, are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We intend to invest in agency and non-agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that these securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our mortgage-backed securities treated as interests in grantor trusts will qualify as real estate assets. In the event that we are treated as investing in a mortgage loan that is not fully secured by real property, recently issued Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

In the case of mortgage-backed securities treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings which are secured by the securities “sold” pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may purchase agency securities through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. Consequently, our ability to purchase TBAs could be limited. No assurances can be given that the IRS will treat TBAs as qualifying assets. We do not expect that a significant portion of our assets will be comprised of TBAs, and therefore we do not expect any TBAs to adversely affect our ability to meet the 75% asset test. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(i) 90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

(ii) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

As discussed above under “—Income Tests—Timing Differences Between Receipt of Cash and Recognition of Income,” it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest exclusively in mortgage-backed securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement could be treated as “excess inclusion income.” The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. In the event that we generate excess inclusion income, we may, pursuant to our amended and restated certificate of incorporation and at the discretion of our Board of Directors, allocate such tax solely to the stock held by such stockholders by reducing distributions to such stockholders in this manner. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are individuals, trusts and estates will generally be taxable at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Arbolada Capital Management Company—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Arbolada Capital Management Company—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Arbolada Capital Management Company Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).

In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.    Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We do not expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Arbolada Capital Management Company Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we will be a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Arbolada Capital Management Company stock.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Under recently enacted legislation, for taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of our common stock.

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, have severally agreed to purchase from us the following respective number of shares of common stock at an initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
JMP Securities LLC
RBC Capital Markets, LLC
Cantor Fitzgerald & Co.
Guggenheim Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the initial public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, the representatives may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to                additional shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered hereby.

The underwriting discounts and commissions per share are equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

	Per share	Total Discounts and Commissions
		Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Underwriting discounts and commissions paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering and the concurrent private placement, excluding underwriting discounts and commissions, will be approximately $1.2 million.

We and our Manager have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

TCW Capital Investment Corporation, our Manager, each employee of TCW who will purchase common stock in the concurrent private placement and each of our officers and directors have agreed, subject to certain exceptions, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representatives. This consent may be given at any time without public notice. Transfers or dispositions may be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with representatives of the underwriters, subject to certain exceptions. There are no agreements between the representatives and us, TCW Capital Investment Corporation, our Manager or any of our officers and directors or TCW’s employees releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, and other commercial banking and financial advisory services in the ordinary course of business with us and our affiliates for which they received customary compensation. As of the date of this prospectus, we had no obligations under repurchase agreements outstanding with any of the underwriters. However, we intend to enter into repurchase agreements with certain of the underwriters upon the completion of this offering and the concurrent private placement.

In addition, subsidiaries of TCW have engaged in routine trading of equities and fixed income securities with certain of the underwriters, and have entered into routine swaps, repurchase agreements and other transactions with the underwriters. Credit Suisse Securities (USA) LLC has recently acted as a placement agent for a TCW-related private fund, for which it received customary placement fees.

The representatives have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority that exceed 5% of the total number of shares offered by them.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on Internet web sites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives. Among the primary factors that will be considered in determining the initial public offering price are:

•	prevailing market conditions;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representatives believe to be comparable to our business; and

•	estimates of our business potential.

Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “ARBO.”

LEGAL MATTERS

Certain legal matters in connection with this offering including the validity of the shares being offered by this prospectus and certain tax matters, will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The balance sheet of Arbolada Capital Management Company as of March 11, 2011 (Inception) included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statement or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Arbolada Capital Management Company:

We have audited the accompanying balance sheet of Arbolada Capital Management Company (formerly known as TMAC Mortgage Company) (the “Company”) as of March 11, 2011 (Inception). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company as of March 11, 2011 (Inception), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 11, 2011 (May 2, 2011 as to Note 4)

ARBOLADA CAPITAL MANAGEMENT COMPANY

BALANCE SHEET

March 11, 2011 (Inception)

ASSETS
Cash	$1,000

Total Assets	$1,000

STOCKHOLDER’S EQUITY
Stockholder’s equity:
Preferred stock: (par value $0.01; 100 shares authorized, no shares issued and outstanding)	$—
Common shares: (par value $0.01; 1,000 shares authorized, 100 shares issued and outstanding)	1
Additional paid-in capital	999

Total Stockholder’s Equity	$1,000

See accompanying notes to the balance sheet.

ARBOLADA CAPITAL MANAGEMENT COMPANY

NOTES TO BALANCE SHEET

March 11, 2011

1.    ORGANIZATION

Arbolada Capital Management Company (formerly known as TMAC Mortgage Company) (the “Company”) was incorporated in Delaware on March 7, 2011. Under the Company’s Certificate of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock and up to 100 shares of preferred stock. The Company has not commenced operations.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2011. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to stockholders.

2.    FORMATION OF THE COMPANY/INITIAL PUBLIC OFFERING

The Company intends to conduct an initial public offering of shares of common stock. The Company intends to invest in mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or U.S. Government-sponsored entity as well as mortgage-backed securities for which the principal and interest payments are not so guaranteed. The agency securities and non-agency securities that the Company acquires will represent interests in or be collateralized by adjustable rate mortgage loans, or ARMs, fixed rate mortgage loans, or FRMs, or hybrid adjustable rate mortgage loans, or hybrid ARMs. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. The Company intends to base its asset allocation decisions on various factors including, but not limited to, risk-adjusted expected returns, supply and demand, costs of hedging, the forward London Interbank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

The Company will be subject to the risks involved with real estate and interest rates. These include, among others, the risks normally associated with changes in the general economic climate, residential housing prices, interest rates, creditworthiness of counterparties to derivatives, changes in tax laws, interest rate levels, and the availability of financing.

The Company will be managed and advised by Arbolada Management LLC (“Manager”), pursuant to the terms of a management agreement. The Manager will be responsible for administering the Company’s business activities and day-to-day operations, subject to the supervision and oversight of the Company’s Board of Directors. The managing member of the Manager is TCW Investment Management Company, or TIMCO, an investment adviser registered with the U.S. Securities and Exchange Commission, or SEC, under the Investment Advisers Act of 1940. TIMCO is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation, which together with its subsidiaries is referred to as TCW. The TCW Group, Inc. is an indirect subsidiary of Société Générale, S.A. through its direct parent, Société Générale Asset Management, S.A.

The Company will reimburse the Manager for certain expenses that the Manager incurs on the Company’s behalf, and will pay the Manager a management fee monthly in arrears in an amount equal to 1/12 of 1.5% of the Company’s equity. Equity equals the Company’s month-end stockholders’ equity, as computed in accordance with accounting principles generally accepted in the United States of America (GAAP), adjusted to exclude

ARBOLADA CAPITAL MANAGEMENT COMPANY

NOTES TO BALANCE SHEET—(Continued)

March 11, 2011

(i) the effect of any unrealized gains or losses included in retained earnings, (ii) other comprehensive income (loss), (iii) any non-cash compensation expense incurred in current or prior periods and (iv) one-time events pursuant to changes in GAAP. If the Company terminates the management agreement without cause (including in the case of poor performance), the Company will pay the Manager a termination fee equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

3.    SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ materially from those estimates.

Underwriting Commissions and Offering Costs

Underwriting commissions and offering costs to be incurred in connection with the Company’s common stock offering will be reflected as a reduction of additional paid-in capital.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred. Estimated organization costs are not yet determinable. These organization costs will be paid by TCW. The Company will reimburse such costs upon the completion of its initial public offering. If the initial public offering is not successful, TCW will incur such costs.

Cash

Cash is comprised of cash in bank.

4.    SUBSEQUENT EVENTS

Management has evaluated events and transactions occurring through the date of filing this financial statement. Such evaluation identified that approximately $640,000 of expenses have been incurred in connection with the common stock offering. Upon successful completion of its initial public offering, the Company will pay these amounts and any additional amounts incurred from the proceeds of its offering.

In addition, organization costs of $58,000 have been incurred as of May 2, 2011.

                 Shares

Common Stock

PRELIMINARY PROSPECTUS

Joint Bookrunners

Deutsche Bank Securities

Barclays Capital

Credit Suisse

Co-Managers

JMP Securities

RBC Capital Markets

Cantor Fitzgerald & Co.

Guggenheim Securities

                    , 2011

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by Arbolada Capital Management Company (the “Registrant”). All amounts except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange listing fee are estimates.

SEC registration fee	$34,830
FINRA filing fee	30,500
New York Stock Exchange listing fee	125,000
Printing and engraving expenses	300,000
Transfer agent and registrar fees	3,500
Legal fees and expenses (including blue sky fees and expenses)	650,000
Accounting fees and expenses	50,000
Miscellaneous	30,000

Total	$1,223,830

Item 32.	Sales to Special Parties

On March 11, 2011, the Registrant issued 100 shares of common stock to TCW Capital Investment Corporation in exchange for $1,000 in cash.

Item 33.	Recent Sales of Unregistered Securities

On March 11, 2011, the Registrant issued 100 shares of common stock to TCW Capital Investment Corporation in exchange for $1,000 in cash. Such issuance was exempt from the requirements of the Securities Act of 1933 (the “Securities Act”), pursuant to Section 4(2) thereof.

Concurrently with the completion of the offering of the Company’s common stock pursuant to this registration statement, the Registrant will issue a number of shares of common stock to TCW Capital Investment Corporation and certain employees of The TCW Group, Inc. and its subsidiaries in exchange for $     million in cash. The aggregate number of shares to be issued to TCW Capital Investment Corporation and such employees will be determined by the “Public Offering Price” set forth on the cover of the prospectus forming a part of this registration statement. Based on the currently anticipated initial public offering price of $         per share, this would result in the issuance of an aggregate of              shares of common stock to TCW Capital Investment Corporation and such employees. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person is adjudged liable to the corporation unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

Our amended and restated bylaws and certificate of incorporation provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our amended and restated bylaws and certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

We intend to enter into an Indemnification Agreement with each of our directors and officers, a form of which agreement is filed as Exhibit 10.7 of this registration statement.

Pursuant to the underwriting agreement to be entered into in connection with the offering of common stock pursuant to this registration statement, a substantially final form of which is filed as an exhibit to this registration statement, the underwriters will agree to indemnify our directors, officers and persons controlling us, within the meaning of the Securities Act, the Securities Exchange Act of 1934 or any U.S. federal or state statutory law or regulation or at common law or otherwise, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 35.	Treatment of Proceeds From Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b) Exhibits.    The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation of Arbolada Capital Management Company.†

3.2	Form of Amended and Restated Bylaws of Arbolada Capital Management Company.†

4.1	Specimen Certificate of Common Stock.†

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement among Arbolada Capital Management Company, TCW Capital Investment Corporation, Arbolada Management LLC and certain executive officers of Arbolada Capital Management Company.†

10.2	Form of Management Agreement between Arbolada Capital Management Company and Arbolada Management LLC.†

10.3	Form of Stock Purchase Agreement by and between Arbolada Capital Management Company, TCW Capital Investment Corporation and certain executive officers of Arbolada Capital Management Company.†

10.4	Form of Manager Equity Plan.†

10.5	Form of Non-Employee Director Stock Plan.†

10.6	Form of Initial Restricted Stock Award Agreement under the Director Stock Plan.†

10.7	Form of Director and Officer Indemnification Agreement.

10.8	Form of Letter Agreement between The TCW Group, Inc. and Arbolada Capital Management Company.

21.1	Subsidiaries of Arbolada Capital Management Company.†

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

99.1	Consent of John A. Gavin.

99.2	Consent of David Lippman.

99.3	Consent of Andrew Tarica.

99.4	Consent of Daniel D. Villanueva.

99.5	Summary of TCW’s Code of Ethics and Policies Governing Transactions with Affiliates.

*	To be filed by amendment.
†	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 2, 2011.

ARBOLADA CAPITAL MANAGEMENT COMPANY

By:		/s/ Eric Arentsen
	Name:	Eric Arentsen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Arentsen Eric Arentsen	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2011

/s/ Richard M. Villa Richard M. Villa	Chief Financial Officer (Principal Accounting and Financial Officer)	May 2, 2011

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation of Arbolada Capital Management Company.†

3.2	Form of Amended and Restated Bylaws of Arbolada Capital Management Company.†

4.1	Specimen Certificate of Common Stock.†

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement among Arbolada Capital Management Company, TCW Capital Investment Corporation, Arbolada Management LLC and certain executive officers of Arbolada Capital Management Company.†

10.2	Form of Management Agreement between Arbolada Capital Management Company and Arbolada Management LLC.†

10.3	Form of Stock Purchase Agreement by and between Arbolada Capital Management Company, TCW Capital Investment Corporation and certain executive officers of Arbolada Capital Management Company.†

10.4	Form of Manager Equity Plan.†

10.5	Form of Non-Employee Director Stock Plan.†

10.6	Form of Initial Restricted Stock Award Agreement under the Director Stock Plan.†

10.7	Form of Director and Officer Indemnification Agreement.

10.8	Form of Letter Agreement between The TCW Group, Inc. and Arbolada Capital Management Company.

21.1	Subsidiaries of Arbolada Capital Management Company.†

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

99.1	Consent of John A. Gavin.

99.2	Consent of David Lippman.

99.3	Consent of Andrew Tarica.

99.4	Consent of Daniel D. Villanueva.

99.5	Summary of TCW’s Code of Ethics and Policies Governing Transactions with Affiliates.

*	To be filed by amendment.
†	Previously filed.